Execution Version

Exhibit 2.1

STEVE MADDEN CANADA INC.

STEVE MADDEN RETAIL CANADA INC.

PASA AGENCY INC.

GELATI IMPORTS INC.

as Vendors

and

SML CANADA ACQUISITION CORP.

as Purchaser

and

STEVEN MADDEN, LTD.

as Parent

and

6798039 CANADA INC., 6798012 CANADA INC., 3574563 CANADA INC.
AND THOMAS ALBERGA

as Shareholders

ASSET PURCHASE AGREEMENT

January 20, 2012

(i)

(ii)

(iii)

ADDENDA*

Schedule 2.1(a)	Machinery, Equipment and Supplies
Schedule 2.1(b)	Vehicles
Schedule 2.2	Excluded Assets
Schedule 2.2(c)	Excluded Contracts
Schedule 3.2	Allocation of Purchase Price
Schedule 3.3(b)	Escrow Agreement
Schedule 3.3(c)	Earnout Agreement and Earnout Note
Schedule 3.3(e)	Vendor Information
Schedule 3.4	Target Working Capital, Estimated Working Capital and Working Capital Methodology
Schedule 3.9	Promissory Note
Schedule 5.1(c)	No Conflict
Schedule 5.1(f)	Required Authorizations
Schedule 5.1(g)	Required Consents
Schedule 5.1(h)	Conduct of Business in Ordinary Course
Schedule 5.1(r)	Leases and Leased Properties
Schedule 5.1(s)	Material Contracts
Schedule 5.1(v)	Intellectual Property
Schedule 5.1(w)	Software and Technology
Schedule 5.1(x)	Inventory Valuation
Schedule 5.1(z)	Financial Statements
Schedule 5.1(bb)	Employment Matters
Schedule 5.1(cc)	Employee Plans
Schedule 5.1(dd)	Insurance
Schedule 5.1(ee)	Litigation
Schedule 5.1(ff)	Customers and Suppliers
Schedule 8.1(d)(iv)	Form of Non-Competition Agreement
Schedule 8.1(d)(vi)	Form of Employment Agreement

*Schedule 3.3(c) is attached hereto. Steven Madden, Ltd. agrees to furnish, supplementally, a copy of any of the other above referenced schedules to the Securities and Exchange Commission upon its request.

(iv)

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement dated January 20, 2012 between Steve Madden Canada Inc. (“Steve Madden Canada”), Steve Madden Retail Canada Inc. (“Steve Madden Retail”), Pasa Agency Inc. (“Pasa”), Gelati Imports Inc. (“Gelati” and collectively with Steve Madden Canada, Steve Madden Retail and Pasa, the “Vendors” and each, a “Vendor”), and SML Canada Acquisition Corp. (the “Purchaser”), Steven Madden, Ltd. (the “Parent”), and 6798039 Canada Inc., 6798012 Canada Inc., 3574563 Canada Inc. and Thomas Alberga (collectively, the “Shareholders”).

ARTICLE 1
INTERPRETATION

Section 1.1                        Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” has the meaning specified in Section 2.1(d).

“Accrued Employee Liabilities” any liability or obligation for accrued but unpaid salary, wages, overtime pay, vacation pay, holiday pay, bonuses, commissions and similar amounts owing to Employees (and applicable deductions at source and payroll levies arising therefrom) in connection with the period prior to the Closing, and all accrued statutory vacation pay, for the Transferred Employees;

“Agreement” means this asset purchase agreement.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including the Promissory Note, the Earnout Note, the Escrow Agreement, the Employment Agreement and the Earnout Agreement.

“Assumed Liabilities” has the meaning specified in Section 4.1.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Balance Sheet Date” means July 31, 2011.

“Books and Records” means all information relating to the Purchased Business, including books of account, financial and accounting information and records, personnel records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in New York, New York or Montreal, Quebec.

“Closing” means the completion of the transaction of purchase and sale contemplated in this Agreement.

“Closing Date” means February 10, 2012 or such earlier or later date as the parties may mutually agree in writing.

“Closing Working Capital Statement” has the meaning specified in Section 3.5(4) or Section 3.5(5), as the case may be.

“Contract” means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

“Damages” means any losses, liabilities, damages or expenses (including legal fees and expenses) whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, or resulting from a cause, matter, thing, act, omission or state of facts not involving a third party.

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

“Draft Working Capital Statement” has the meaning specified in Section 3.5(1).

“Earnout Agreement” has the meaning specified in Section 3.3(c).

“Earnout Note” has the meaning specified in Section 3.3(c).

“Effective Time” means 12:01am (Toronto time) on the Closing Date.

“Employees” means all individuals listed on Schedule 5.1(bb) who are employed by the Vendors in the Purchased Business as at the Closing Date including, without limitation, employees on maternity leave, parental leave, workers compensation leave, short-term and long-term disability leave and employees who have applied for short-term and long-term disability leave.

“Employee Plans” means all the written employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, termination, severance, change of control, pension, retirement, retirement savings, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar legally binding plans, programmes, arrangements, policies or practices relating to the current or former directors, officers, employees, independent contractors or agents of the Vendors who performed or have performed services for the Purchased Business maintained, sponsored or funded by the Vendors, whether funded or unfunded, insured or self-insured, registered or unregistered under which any of the Vendors may have any liability, contingent or otherwise.

“Employment Agreement” has the meaning specified in Section 13.1.

“Employment Contracts” means each written employment contract and retention agreement, between any of the Vendors and an Employee.

“Environmental Laws” means all Laws relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws.

“Escrow Agent” has the meaning specified in Section 3.3(b).

“Escrow Agreement” has the meaning specified in Section 3.3(b).

“Escrow Certificate” has the meaning specified in Section 3.6(2).

“Estimated Working Capital” has the meaning specified in Section 3.4.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Contracts” has the meaning specified in Section 2.2(c).

“Excluded Liabilities” has the meaning specified in Section 4.2.

“Financial Statements” means (i) the unaudited financial statements of Steve Madden Canada for the six-month period ended July 31, 2011, consisting of a balance sheet and the accompanying statements of earnings and retained earnings for the period then ended compiled by PSB Boisjoli LLP; (ii) the combined unaudited financial statements of Steve Madden Retail Stores in Canada for the six-month period ended July 31, 2011, consisting of a balance sheet and the accompanying statements of earnings and retained earnings for the period then ended compiled by PSB Boisjoli LLP; (iii) the unaudited financial statements of Gelati for the twelve-month period ended July 31, 2011, consisting of a balance sheet and the accompanying statements of earnings and retained earnings for the period then ended compiled by PSB Boisjoli LLP; (iv) the unaudited financial statements of Pasa for the twelve-month period ended May 31, 2011, consisting of a balance sheet and the accompanying statements of earnings and retained earnings for the period then ended compiled by PSB Boisjoli LLP; (v) the unaudited financial statements of Steve Madden Canada Inc. for the twelve-month period ended January 31, 2011, consisting of a balance sheet and the accompanying statements of earnings and retained earnings for the period then ended compiled by PSB Boisjoli LLP; and (vi) the unaudited financial statements of Steve Madden Retail Canada Inc. for the twelve-month period ended January 31, 2011, consisting of a balance sheet and the accompanying statements of earnings and retained earnings for the period then ended compiled by PSB Boisjoli LLP.

“GAAP” means generally accepted Canadian accounting principles at the relevant time applied on a consistent basis.

“Governmental Entity” means any applicable (i) international, multinational, national, federal, provincial, state, county, municipal, local or other governmental or public department, central bank, court, minister, governor in council, cabinet or governmental commission, board, bureau, agency, commissioner, tribunal or instrumentality, domestic or foreign, (ii) subdivision or authority of any of the above, (iii) stock exchange and (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnified Person” means a Person with indemnification rights or benefits under Section 11.3 or Section 11.4 or Section 13.4 or Section 14.3.

“Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, as contemplated by Article 11.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property.

“Interim Period” means the period between the execution of this Agreement on this date and the Closing.

“Inventories” has the meaning specified in Section 2.1(c).

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity and (iii) policies, guidelines, notices and protocols of any Governmental Entity, in each case having the force of law and binding on or affecting the Party or other Person referred to in the context in which such word is used.

“Leased Properties” means the lands and premises listed and described in Schedule 5.1(r) by reference to their municipal address.

“Leases” means the leases of the Leased Properties described in Schedule 5.1(r).

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.

“Material Adverse Change” means any change, effect, event, occurrence or state of facts that has a material adverse effect on the Purchased Business or its prospects, other than any change, effect, event, occurrence or state of facts (i) in or relating to the Canadian or United States economy generally and not disproportionately affecting the Purchased Business, (ii) in or relating to currency exchange rates, (iii) in or relating to the industry in which Vendors operate or the markets for any of Vendors’ products or services in general, (iv) relating to required changes in GAAP, (v) resulting from the announcement or completion of the transactions contemplated hereby, (vi) relating to any change in Law, (vii) relating to any act of God; or (viii) relating to any matter in respect of which the Shareholders or Vendors have advised Purchaser or Parent and to which Purchaser or Parent has agreed.

“Material Contracts” has the meaning specified in Section 5.1(s).

“Non-Assigned Contracts” has the meaning specified in Section 9.3(a).

“Non-Competition Agreement” has the meaning specified in Section 8.1(d)(iv).

“Notice” has the meaning specified in Section 14.1.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Parties” means the Vendors, the Shareholders, the Purchaser, the Parent and any other Person who may become a party to this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet due and delinquent, (ii) easements, rights-of-way, encroachments, servitudes and other minor imperfections, defects or irregularities of title which do not, individually or in the aggregate, detract from the value of or materially impair the use or marketability of any leased Property, (iii) Liens given to any Governmental Entity or public utility which do not, individually or in the aggregate, detract from the value of or materially impair the use or marketability of the Purchased Assets; (iv) any right, reservation, limitation, proviso or condition reserved to or vested in any Governmental Entity by Law which do not, individually or in the aggregate, detract from the value of or materially impair the use or marketability of the Purchased Assets, (v) any workmen’s, builder’s, mechanic’s, architect’s, supplier’s of material, labourer’s, materialmen’s, or carriers’ Lien, or unregistered Lien of unpaid vendors of movable or personal property, or other similar Lien, in each case arising in the Ordinary Course, for obligations which are not due and delinquent and which do not, individually or in the aggregate, detract from the value of or materially impair the use or marketability of the Purchased Assets, (vi) any Lien in favour of any lessor or licensor for rent or royalties to become due or for other obligations or acts, the performance of which is required under leases, subleases or licenses, so long as the payment of such rent or royalties or the performance of such other obligation or act is not due or delinquent and which do not, individually or in the aggregate, detract from the value of or materially impair the use or marketability of a Leased Property or license, and (viii) zoning and building by-laws and ordinances, other municipal by-laws and regulations, development agreements, site plan agreements, servicing agreements and other similar agreements and restrictive covenants which do not, individually or in the aggregate, adversely affect or impair the use of the Leased Properties, for the purpose for which they are used in connection with the Purchased Business.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Professional Fees” means any increased legal, accounting or other professional fees and disbursements, and other related expenses, incurred by the Vendors or the Shareholders at or prior to Closing as a result of the transactions contemplated herein proceeding by way of a sale of assets as opposed to a sale of shares; provided the Vendors or Shareholders provide confirmation of such fees, disbursements and expenses within fifteen (15) Business Days following the Closing.

“Promissory Note” has the meaning specified in Section 3.9.

“Public Statement” has the meaning specified in Section 14.4.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Business” means the footwear, handbags and accessories wholesale and retail business of the Vendors.

“Purchased Contracts” has the meaning specified in Section 2.1(f).

“Severance Costs” means all notice, pay in lieu of notice, termination pay, severance pay and all other amounts or indemnities that are owed to Terminated Employees as a result of the termination of their employment, pursuant to any agreement and to all Laws.

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other written materials related to the computer software and programs.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended.

“Tax Payment Dates” means the dates on which the Vendors are required to pay Taxes with respect to the sale of the Purchased Assets contemplated by this Agreement being, March 31, 2012 in connection with Steve Madden Canada and Steve Madden Retail, September 30, 2012 in connection with Gelati and July 31, 2012 in connection with Pasa.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Terminated Employees” means the Employees who do not accept the Purchaser’s offer of employment or confirmation of employment pursuant to Section 13.2(2) and who are terminated by the Vendors prior to the Effective Time.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

“Transferred Employees” has the meaning specified in Section 13.2(4).

“Vendor Representative” has the meaning specified in Section 1.11.

“Working Capital” means, at any time, the amount by which the current assets of the Purchased Business (excluding any Excluded Assets) exceed the current liabilities of the Purchased Business (including the Accrued Employee Liabilities and excluding any Excluded Liabilities) calculated pursuant to the methodology set forth in Schedule 3.4.

“Working Capital Negative Adjustment” has the meaning specified in Section 3.4.

“Working Capital Positive Adjustment” has the meaning specified in Section 3.4.

Section 1.2                        Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3                        Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4                        Currency.

All references in this Agreement or any Ancillary Agreement to dollars or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5                        Certain Phrases, etc.

In this Agreement or any Ancillary Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

Section 1.6                        Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.7                        Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it. Each capitalized term used in the Schedules hereto, which is not otherwise defined therein, has the meaning ascribed or referred to in this Agreement. In some instances, the information called for by this Agreement may be provided by cross-reference, or other reference, from one Schedule to another Schedule. Disclosure of any matter in any of the Schedules shall constitute disclosure for all purposes with respect to this Agreement (including, without limitation, all of the Schedules) and any Contract ancillary thereto or referred to therein.

Section 1.8                        References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, successors and permitted assigns. The term “Agreement” and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.

Section 1.9                        Statutes.

Except as otherwise provided in this Agreement or any Ancillary Agreement, any reference in this Agreement or any Ancillary Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted prior to the Closing.

Section 1.10                        Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

Section 1.11                        Appointment of Vendor Representative.

(1)
Each of the Shareholders and the Vendors hereby irrevocably designates and appoints Thomas Alberga as its sole representative and agent (the “Vendor Representative”) to act as attorney-in-fact and mandatary for and on its behalf and in its stead as provided for elsewhere in this Agreement and in the Ancillary Agreements and, in such capacity, to take such actions as he may deem necessary or desirable in order to effect the transactions contemplated hereunder and under the Ancillary Agreements and Thomas Alberga, the Purchaser and the Parent hereby accept such appointment. The Vendor Representative shall distribute among the Vendors, in accordance with their agreement, all items constituting the Purchase Price or any part thereof received at any time by the Vendor Representative in such capacity. In the event of the death, incapacity or resignation of the Vendor Representative, an alternative Vendor Representative shall be appointed in writing by the Vendors and the Shareholders to continue to act as the sole Vendor Representative, and should he or she not be able to so act, a replacement representative shall be immediately appointed in writing by the Vendors and the Shareholders and written notice thereof shall be given to the Purchaser, and failing such appointment and notice to the Purchaser within ten (10) Business Days of any of the foregoing events, the replacement representative shall be such Person as determined by the Vendors and the Shareholders.

(2)
The Vendor Representative shall be authorized hereby to take any and all actions and make any decisions on behalf of the Shareholders and the Vendors required or permitted to be taken by any of them under this Agreement and any of the Ancillary Agreements in connection with the consummation of the transactions contemplated herein and therein, including, the exercise of the power to (i) receive or give any notice on behalf of the Vendors and the Shareholders, (ii) authorize delivery to the Purchaser or its affiliates of funds held by the Vendors, (iii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims, (iv) resolve any claims and (v) take all actions necessary in the judgment of the Vendor Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Ancillary Agreements. Each of the Shareholders, Vendors and their legal representatives shall be bound by all actions taken by the Vendor Representative in connection with this Agreement and the Ancillary Agreements. The Purchaser and its affiliates shall rely on any action or decision of the Vendor Representative evidenced by a written document executed by the Vendor Representative without any liability being incurred by the Purchaser or its affiliates whatsoever hereunder or under any Ancillary Agreement. For greater certainty, any decision, direction or other determination by any Vendor Representative shall be final and binding upon each of the Shareholders, the Vendors and their legal representatives and the Parties acknowledge that the Purchaser shall rely upon any such decision, direction or other determination.

ARTICLE 2
PURCHASED ASSETS

Section 2.1                        Purchased Assets.

Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors on the Closing Date, effective as of the Effective Time, the undertaking and all of the property and assets of every kind and description and wheresoever situate, of the Purchased Business other than the Excluded Assets (collectively, the “Purchased Assets”) including:

(a)
Machinery, Equipment and Supplies. All machinery, equipment, technology and communications hardware and infrastructure, furniture, furnishings and accessories, parts and supplies of all kinds including office supplies, owned by the Vendors and used in connection with the Purchased Business, including those listed and described in Schedule 2.1(a);

(b)	Vehicles. All trucks, cars and other vehicles owned by the Vendors and used in connection with the Purchased Business, including those listed and described in Schedule 2.1(b);

(c)
Inventories. All inventories of the Purchased Business (the “Inventories”), including (i) finished goods, work in process, raw materials and new and unused production, packing and shipping supplies, and (ii) all other materials and supplies on hand to be used or consumed or which might be used or consumed in connection with the manufacture, packing or shipping or finished goods of the Purchased Business;

(d)
Accounts Receivables. All accounts receivable, notes receivable and other debts due or accruing due to the Vendors in connection with the Purchased Business (the “Accounts Receivable”) and the full benefit of all security for the Accounts Receivable;

(e)	Prepaid Expenses. All prepaid expenses of the Purchased Business;

(f)
Contracts. The full benefit of all Contracts to which any Vendor is a party, including for greater clarity any license agreement as between the Vendors and the Parent, in connection with the Purchased Business, excluding the Excluded Contracts (the “Purchased Contracts”);

(g)
Leased Property. The leasehold interest and interest as a lessee of any Vendor in and to the Leased Properties and all right, title and interest of any Vendor in, and benefits of the Vendors to and under, the Leases;

(h)	Authorizations. All Authorizations, owned, held or used by the Vendors in connection with the Purchased Business;

(i)
Intellectual Property. All right, title and interest of the Vendors in and to the Intellectual Property owned by or licensed to the Vendors or used by the Vendors in connection with the Purchased Business;

(j)	Books and Records. The Books and Records for the five (5) year period prior to the Closing Date, excluding all Tax records and Tax Returns;

(k)	Claims. All claims of the Vendors relating to the Purchased Business or the Purchased Assets, whether choate or inchoate, known or unknown, contingent or otherwise; and

(l)
Goodwill. The goodwill of the Purchased Business, including the exclusive right of the Purchaser to (i) represent itself as carrying on the Purchased Business in continuation of and in succession to the Vendors, and (ii) use any words indicating that the Purchased Business is so carried on, together with the rights, if any, to telephone and facsimile numbers and internet domain names used in connection with the Purchased Business.

Section 2.2                        Excluded Assets.

The Purchased Assets shall not include any of the following assets (collectively, the “Excluded Assets”):

(a)
all cash, certificates of deposit, treasury bills, bank deposits, term deposits, negotiable instruments, commercial paper and other cash, cash equivalents, investments and marketable securities, other than the cash float at each of the retail Leased Properties;

(b)
the minute books and corporate records of the Vendors including (i) all constating documents and by-laws; (ii) all minutes of meetings and resolutions of shareholders and directors; and (iii) the share certificate books, securities register, register of transfers and register of directors;

(c)	the Contracts listed in Schedule 2.2(c) (the “Excluded Contracts”);

(d)	income tax refunds and other Tax refunds receivable by the Vendors and all Tax Returns and other Taxation records pertaining to the Vendors;

(e)	all rights of the Vendors under this Agreement and the Ancillary Agreements;

(f)	the shares in the capital stock of each of the Vendors;

(g)	those items listed on Schedule 2.2.

ARTICLE 3
PURCHASE PRICE

Section 3.1                        Purchase Price.

The aggregate consideration payable by the Purchaser to the Vendors for the Purchased Assets is SIXTY SEVEN MILLION ONE HUNDRED TWENTY NINE THOUSAND TWENTY EIGHT Dollars ($67,129,028) plus the dollar value of the Assumed Liabilities plus the dollar value of the Professional Fees (the “Purchase Price”), subject to adjustment in accordance with Section 3.4, Section 3.6 and Section 3.7.

Section 3.2                        Allocation.

The Vendors and the Purchaser agree to allocate the Purchase Price in accordance with the provisions of Schedule 3.2. The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation.

Section 3.3                        Payment of the Purchase Price.

At the Closing, the Purchase Price will be paid and satisfied, subject to adjustment in accordance with Section 3.4, Section 3.6 and Section 3.7, as follows:

(a)	as to the dollar value of the Assumed Liabilities, by the Purchaser assuming the Assumed Liabilities;

(b)
as to $2,000,000, by the Purchaser paying such amount by wire transfer of immediately available funds, payable to or to the order of Lapointe Rosenstein Marchand Melançon LLP, in trust (the “Escrow Agent”) to be held in escrow in connection with the Working Capital Purchase Price adjustment pursuant to the terms and conditions of an escrow agreement in the form of the escrow agreement attached as Schedule 3.3(b) (the “Escrow Agreement”);

(c)
as to $38,000,000, by the Purchaser delivering the promissory note in the form attached in Schedule 3.3(c) (the “Earnout Note”) and entering into an earnout agreement by and among, inter alia, the Vendors and the Purchaser, in the form of the earnout agreement attached in Schedule 3.3(c) (the “Earnout Agreement”);

(d)	as to the dollar value of the Professional Fees, by the payment of such amount, to a maximum of $200,000, by the Purchaser within thirty (30) days following Closing;

(e)
as to $2,129,028 (the “Indifference Amount”), by the Purchaser paying to or to the order of the Vendors $2,129,028 by wire transfer of immediately available funds in the manner specified in Schedule 3.3(e); and

(f)	as to the balance, by the Purchaser paying to or to the order of the Vendors $25,000,000 by wire transfer of immediately available funds in the manner specified in Schedule 3.3(e).

Section 3.4                        Estimated Working Capital.

The Vendor Representative shall prepare in good faith and deliver to the Purchaser five (5) Business Days prior to Closing, a written statement setting forth and representing an estimate of Working Capital (the “Estimated Working Capital”) prepared as of the Effective Time. The Estimated Working Capital will be calculated pursuant to the methodology set forth on Schedule 3.4 and to the extent not inconsistent with such methodology in accordance with GAAP. The Parties shall work expeditiously and in good faith in an attempt to resolve any objections which the Purchaser may have to the Estimated Working Capital prepared by the Vendor Representative. The Vendor shall provide access, upon every reasonable request, to the Purchaser and its advisors to all work papers of the Vendors and its accountants, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Estimated Working Capital, subject to execution and delivery by the Purchaser of any confidentiality undertaking that the Vendors’ accountants require, acting reasonably, prior to providing such access. The amount by which the Estimated Working Capital exceeds $5,501,290, if any, is the “Working Capital Positive Adjustment”. The amount by which the Estimated Working Capital is less than $5,501,290, if any, is the “Working Capital Negative Adjustment”. The Working Capital Positive Adjustment or the Working Capital Negative Adjustment, whichever adjustment is applicable, will be treated as a positive or negative adjustment to the Purchase Price, respectively, and shall be paid at the Closing.

Section 3.5                       Preparation of Working Capital Statement.

(1)
Within one hundred twenty (120) days following the Closing Date (or such other date as is mutually agreed to by the Vendor Representative and the Purchaser in writing), the Purchaser shall prepare in good faith, and deliver to the Vendors, a draft statement of Working Capital (the “Draft Working Capital Statement”) prepared as of the Effective Time. The Draft Working Capital Statement will be prepared pursuant to the methodology set forth on Schedule 3.4 and to the extent not inconsistent with such methodology in accordance with GAAP.

(2)
The Vendors shall have twenty (20) Business Days to review the Draft Working Capital Statement following receipt of it and the Vendor Representative must notify the Purchaser in writing if it has any objections to the Draft Working Capital Statement within such twenty (20) Business Day period. The notice of objection must contain a statement of the basis of each of the Vendors’ objections and each amount in dispute. The Purchaser shall provide access, upon every reasonable request, to the Vendors and its advisors to all work papers of the Purchaser and its auditors, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Working Capital Statement, subject to execution and delivery by the Vendors of any confidentiality undertaking that the Purchaser’s auditors require, acting reasonably, prior to providing such access.

(3)
If the Vendor Representative, sends a notice of objection of the Draft Working Capital Statement in accordance with Section 3.5(2), the Parties shall work expeditiously and in good faith in an attempt to resolve such objections within twenty (20) Business Days following receipt of the notice. Failing resolution of any objection to the Draft Working Capital Statement raised by the Vendors, the dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendor Representative and the Purchaser (and, failing such agreement between the Vendor Representative and the Purchaser within a further period of five (5) Business Days, such independent firm of chartered accountants will be Besner Galley Kreisman L.L.P. The determination of such firm of chartered accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators. Each of the Vendor Representative, the Purchaser and their respective advisors shall be entitled to make oral presentations.

(4)
If the Vendor Representative does not notify the Purchaser of any objection within the twenty (20) Business Day period, the Vendors are deemed to have accepted and approved the Draft Working Capital Statement and such Draft Working Capital Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Draft Working Capital Statement will become the “Closing Working Capital Statement” on the next Business Day following the end of such twenty (20) Business Day period.

(5)
If the Vendor Representative sends a notice of objection in accordance with Section 3.5(2), the Parties shall revise the Draft Working Capital Statement to reflect the final resolution or final determination of such objections under Section 3.5(3) within ten (10) Business Days following such final resolution or determination. Such revised Draft Working Capital Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Draft Working Capital Statement will become the “Closing Working Capital Statement” on the next Business Day following revision of the Draft Working Capital Statement under this Section 3.5(5).

(6)
The Vendors and the Purchaser shall each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Working Capital Statement. In the case of a dispute and the retention of a firm of chartered accountants to determine such dispute, the costs and expenses of such firm of chartered accountants will be borne equally by the Vendors, on one hand, and the Purchaser, on the other. However, the Vendors and the Purchaser shall each bear their own costs in presenting their respective cases to such firm of chartered accountants.

(7)
The Parties agree that the procedure set forth in this Section 3.5 for resolving disputes with respect to the Draft Working Capital Statement is the sole and exclusive method of resolving such disputes, absent manifest error. This Section 3.5(7) will not prohibit any Party from instigating litigation to compel specific performance of this Section 3.5 or Section 3.6 or to enforce the determination of the independent firm of chartered accountants or the delivery of the Escrow Certificate.

Section 3.6                        Working Capital Purchase Price Adjustment.

(1)
The Purchase Price will be increased or decreased, as the case may be, dollar-for-dollar, to the extent that the Working Capital as determined from the Closing Working Capital Statement is more or less than the Estimated Working Capital.

(2)
The Vendors and the Purchaser shall, within ten (10) Business Days after the Draft Working Capital Statement becomes the Closing Working Capital Statement in accordance with Section 3.5(4) or Section 3.5(5), as the case may be, deliver to the Escrow Agent a certificate (the “Escrow Certificate”) signed by both of them, certifying the amount by which the Working Capital as determined from the Closing Working Capital Statement is more or less than the Estimated Working Capital.

(3)
If the Working Capital as determined from the Closing Working Capital Statement is more than the Estimated Working Capital, the amount of such difference (the “Positive Difference”) will be paid to the Vendors as an increase to the Purchase Price. The Escrow Agent shall pay the entire amount of the escrow funds to the Vendors together with any accrued interest and the Purchaser shall pay the Positive Difference to the Vendors. If the Working Capital as determined from the Closing Working Capital Statement is less than the Estimated Working Capital, the amount of such difference (the “Negative Difference”) will be paid to the Purchaser as a decrease to the Purchase Price. If the Negative Difference is less than the amount of the escrow funds the Escrow Agent shall pay the Negative Difference to the Purchaser together with any accrued interest on such amount and shall pay the remaining portion of the escrow funds to the Vendors together with any accrued interest on such amount. If the Negative Difference is in excess of the amount of the escrow funds the Escrow Agent shall pay the entire amount of the escrow funds to the Purchaser together with any accrued interest and the Vendors shall pay the amount by which the Negative Difference exceeds the escrow funds. Any amounts to be paid under this Section will be paid by wire transfer of immediately available funds within 2 Business Days after receipt by the Escrow Agent of the Escrow Certificate.

Section 3.7                        Earnout Agreement Purchase Price Adjustment

The Purchase Price may be decreased pursuant to the terms of Section 3 of the Earnout Agreement.

Section 3.8                        Payment of Sales Tax, Registration Charges on Transfer, etc.

(1)
The Purchaser shall be liable for and shall pay all sales Taxes and all other similar Taxes, duties, registration fees or other like charges properly payable upon and in connection with the sale, conveyance, assignment and transfer of the Purchased Assets from the Vendors to the Purchaser, other than any Taxes payable on any of the Vendors’ net income, profits or gains.

(2)
The Purchaser shall prepare, and the Parties shall make, such elections and the Parties shall take such steps as may be provided for under the Excise Tax Act (Canada) (including, for greater certainty, making a joint election in a timely manner under Section 167 of that Act), the Act Respecting the Quebec Sales Tax (including, for greater certainty, making a joint election in a timely manner under Sections 75 and 75.1 of that Act) and comparable elections under other provincial statutes as may reasonably be requested by the Purchaser in connection with the Closing. The Vendors will assist the Purchaser in good faith to complete such elections required under the Excise Tax Act (Canada) and the Act Respecting the Quebec Sales Tax including preparing a detailed schedule of all Purchased Assets. Notwithstanding such elections, in the event it is determined by Canada Revenue Agency, Revenu Quebec or other comparable taxing authority, as the case may be, that there is a liability of the Purchaser to pay, or of the Vendors to collect and remit, the federal Goods and Services Tax, the Quebec Sales Tax or other comparable Taxes, on all or part of the Purchased Assets, such federal Goods and Services Tax, Quebec Sales Tax and other comparable Taxes, shall be forthwith paid by Purchaser to Canada Revenue Agency, Revenu Quebec, or other comparable taxing authority, or to Vendors for remittance to the appropriate Governmental Entities, as the case may be.

(3)
The Purchaser shall prepare, and the Purchaser and the Vendors agree to file, an election with respect to the Accounts Receivable under Section 22 of the Tax Act, Section 184 of the Taxation Act (Quebec) and the corresponding sections of any other provincial statute and any regulations under such statutes in a manner consistent with the Purchase Price allocation under Section 3.2.

(4)
The Purchaser and the Vendors hereby confirm that no portion of the Purchase Price is allocated to restrictive covenants. The parties agree to make and file in accordance with Law any applicable joint income tax election(s) identified by the Vendors to the Purchaser, including pursuant to Section 56.4 of the Tax Act and the equivalent provision of the Taxation Act (Quebec), in order to eliminate or restrict any adverse income tax consequence to the Vendors or the Shareholders that the restrictive covenants may trigger.

(5)	The Parties declare that they are dealing at arm’s length, as such term is understood under the Income Tax Act (Canada).

Section 3.9                        Loan at Closing and Related Promissory Note

On the Closing Date, at Closing, the Purchaser shall advance a loan to the Vendors in the amount of $3,106,500 by wire transfer of immediately available funds in the manner specified in Schedule 3.3(e) in consideration for the issuance by the Vendors of a promissory note (the “Promissory Note”) in the form attached hereto as Schedule 3.9.

Section 3.10                     Set Off

The Purchaser shall be entitled to set-off payment of any of its payment obligations under this Agreement or the Earnout Agreement against any payment obligations of any of the Vendors in favour of the Purchaser under this Agreement or the Promissory Note. In the case of any such set-off by the Purchaser pursuant to this Section 3.10, the Vendors’ obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off.

ARTICLE 4
ASSUMED LIABILITIES

Section 4.1                        Assumed Liabilities.

Subject to Closing, the Purchaser agrees to discharge, perform and fulfil, to the complete exoneration of the Vendors, and the Purchaser will indemnify the Vendors from and against, any and all obligations and liabilities of the Vendors that exist on, or arise after, the Effective Time arising from or relating to the Purchased Business and Purchased Assets (collectively, the “Assumed Liabilities”), other than the Excluded Liabilities.

Section 4.2                        Excluded Liabilities

The Purchaser shall not assume and shall have no obligation to discharge, perform or fulfil, and the Vendors will jointly and severally indemnify the Purchaser from and against, any and all Excluded Liabilities. “Excluded Liabilities” means:

(a)	any assessment or reassessment for Taxes of any kind whatsoever of the Vendors;

(b)	the non-compliance of the Purchased Assets or the Purchased Business on or prior to the Closing Date with Environmental Laws existing at any time on or prior to Closing;

(c)	any liability or obligation which is not included in the Estimated Working Capital which is incurred by the Purchased Business not in the Ordinary Course;

(d)
any liability or obligation incurred or owed to an affiliate of, or person not at arm’s length (as such term is understood under the Income Tax Act (Canada) to, any Vendor, other than amounts payable pursuant to employment arrangements specifically contemplated by this Agreement;

(e)	liabilities and obligations not related to the Purchased Business or Purchased Assets;

(f)	all liabilities and obligations under the Excluded Contracts;

(g)	obligations of Persons, other than the Vendors, which are guaranteed by the Vendors; and

(h)	bank indebtedness.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Section 5.1                        Representations and Warranties of the Vendors.

The Vendors jointly and severally represent and warrant as follows to the Purchaser and acknowledge and agree that the Purchaser is relying upon the representations and warranties in connection with its purchase of the Purchased Assets and its assumption of the Assumed Liabilities.

(a)
Incorporation and Qualification. Each Vendor is a corporation incorporated and existing under the laws of Canada and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. Steve Madden Canada is qualified, licensed or registered to carry on business in the Provinces of Quebec, Steve Madden Retail is qualified, licensed or registered to carry on business in the Province of Quebec and Gelati is qualified, licensed or registered to carry on business in the Province of Quebec, being the only jurisdictions in which the nature of the Purchased Assets or the Purchased Business owned or controlled by such Vendors makes such qualification necessary or where such Vendors own or lease any material properties or assets or conducts any material business relating to the Purchased Business. Pasa is qualified, licensed or registered to carry on business in the Provinces of Ontario and Quebec, being the only jurisdictions in which the nature of the Purchased Assets or the Purchased Business owned or controlled by Pasa makes such qualification necessary or where Pasa owns or leases any material properties or assets or conducts any material business relating to the Purchased Business.

(b)
Corporate Authorization. The execution and delivery of and performance by each Vendor of this Agreement and each of the Ancillary Agreements to which each Vendor is a party and the consummation of the transactions contemplated by each Vendor have been duly authorized by all necessary corporate action on the part of such Vendor.

(c)
No Conflict. Except for the filings, notifications and Authorizations described in Schedule 5.1(c) or the consents, approvals and waivers described in Schedule 5.1(g), the execution and delivery of and performance by each Vendor of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any adverse rights under, any of the terms or provisions of any Material Contracts or Lease;

(iii)
do not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by any Vendor or necessary to the ownership of the Purchased Assets or the operations of the Purchased Business; and

(iv)	do not and will not result in the violation of any Law.

(d)
Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which each Vendor is a party have been duly executed and delivered by each Vendor, and constitute legal, valid and binding agreements of each, enforceable against each in accordance with their respective terms subject only to any limitation under Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)	Residence of Vendors. Each Vendor is not a non-resident of Canada within the meaning of the Tax Act. Each Vendor is a WTO investor within the meaning of the Investment Canada Act.

General Matters Relating to the Purchased Business

(f)
Required Authorizations. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Schedule 5.1(f) or that relate to the identity of the Purchaser or Parent or the nature of the business carried on by the Purchaser or Parent.

(g)
Required Consents. There is no requirement to provide notice to or obtain any consent, approval or waiver of a party under any Lease or any Contract to which any Vendor is a party in connection with the Purchased Business, to the assignment of any Purchased Contract or to any of the other transactions contemplated by this Agreement, except for the notices, consents, approvals and waivers described in Schedule 5.1(g). Except for the notices, consents, approvals and waiver described in Schedule 5.1(g), the Leases and Purchased Contracts are assignable to the Purchaser without payment of penalties or impositions of restrictions or other adverse effects of any kind.

(h)
Conduct of Business in Ordinary Course. Except as disclosed in Schedule 5.1(h), since the Balance Sheet Date, the Purchased Business has been carried on in the Ordinary Course. Without limiting the generality of the foregoing, the Vendors have not:

(i)
sold, transferred or otherwise disposed of any assets used in the Purchased Business except for (A) assets which are obsolete or no longer required for the Purchased Business and which individually or in the aggregate do not exceed $15,000, or (B) inventory sold in the Ordinary Course;

(ii)	made any capital expenditure or commitment to do so in respect of the Purchased Business which individually or in the aggregate exceeded $15,000;

(iii)	discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) relating to the Purchased Business, except in the Ordinary Course;

(iv)
increased its indebtedness for borrowed money, except in the Ordinary Course, or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person in connection with the Purchased Business;

(v)	made any bonus or profit sharing distribution or similar payment of any kind to any Person in connection with the Purchased Business;

(vi)	removed any external accountant or director or terminated any officer or other senior employee;

(vii)
granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any Employees, independent contractors or agents, except in the Ordinary Course, or any improvements to notice, pay in lieu of notice, change of control, severance or termination pay, except as required by Law;

(viii)	increased the benefits to which Employees are entitled under any Employee Plan, created any new Employee Plan for any Employee or promised any improvements to any Employee Plan;

(ix)	entered into any termination, notice, pay in lieu of notice, severance or change of control agreement with any of its Employees, independent contractors or agents;

(x)	granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies, other than in the Ordinary Course;

(xi)	settled any litigation or suffered any judgments, requiring payment by the Vendors which, individually or in the aggregate, exceed $15,000 or granting injunctive relief or specific performance;

(xii)	suffered any extraordinary loss in respect of the Purchased Business or any of the Purchased Assets, whether or not covered by insurance;

(xiii)	suffered any material shortage or any material cessation or interruption of inventory shipments, supplies or ordinary services in connection with the Purchased Business;

(xiv)	cancelled or waived any material claims or rights in connection with the Purchased Business;

(xv)	compromised or settled any litigation, proceeding or other governmental action relating to the Purchased Assets or the Purchased Business;

(xvi)	cancelled or reduced any of its insurance coverage on the Purchased Business or any of the Purchased Assets;

(xvii)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

(i)
No Material Adverse Change. Since the Balance Sheet Date, there has not been any Material Adverse Change and to the knowledge of the Vendors no event has occurred or circumstance exists which would result in a Material Adverse Change.

(j)
Compliance with Laws. The Vendors are conducting and have always conducted the Purchased Business in compliance with all Laws of each jurisdiction in which the Purchased Business is carried on, other than acts of non-compliance which, individually or in the aggregate, are not material.

(k)
Authorizations. The Vendors own, hold, possess or lawfully use in the operation of the Purchased Business, all Authorizations which are necessary for them to conduct the Purchased Business as presently conducted or for the ownership and use of the Purchased Assets in compliance, in all material respects, with all Laws.

Matters Relating to the Purchased Assets

(l)
Sufficiency of Assets. The Purchased Assets include all rights and property (other than the Excluded Assets), used by the Vendors to carry on the Purchased Business prior to the Closing. With the exception of inventory, motor vehicles and equipment in transit, all of the Purchased Assets are situated at the Leased Properties.

(m)
Title to the Purchased Assets. Except for the Excluded Assets, the property and assets included in the Purchased Assets include, inter alia, all of the assets set forth on or reflected on the Balance Sheet, other than assets acquired since the Balance Sheet Date or sold, transferred or otherwise disposed of in accordance with this Agreement since the Balance Sheet Date. The Vendors have, in the aggregate, legal and beneficial ownership of the Purchased Assets free and clear of all Liens, except for Permitted Liens. No Vendor nor any Person Related (as such term is defined in the Tax Act) to any Vendor owns any property or assets which are being used in the carrying on of the Purchased Business except for the Leased Property leased by 4264258 Canada Inc. to Steve Madden Canada.

(n)
No Options, etc. to Purchase Assets. Except for the Purchaser under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from any of the Vendors of any of the Purchased Assets, other than (i) Purchased Assets which are obsolete or no longer required for the Purchased Business and which individually or in the aggregate do not exceed $15,000, or (ii) inventory to be sold in the Ordinary Course.

(o)
Accounts Receivable. All Accounts Receivable are bona fide and, subject to an allowance for doubtful accounts that has been reflected on the books of the Vendors in accordance with GAAP, are collectible without set-off or counterclaim.

(p)
Condition of Tangible Assets. The structures, plants, vehicles, equipment, technology and communications hardware and other tangible personal property which comprise the Purchased Assets are in working order having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such structures, plants, vehicles, equipment or other property are in need of replacement, maintenance or repairs except for routine replacement, maintenance and repairs in the Ordinary Course.

(q)
Owned Real or Immovable Property. The Vendors are not the owner or lessee of, or subject to any agreement or option to own or lease, any real or immovable property or any interest in any real or immovable property which is used or to be used in the Purchased Business, other than the Leased Properties.

(r)
Leases. The Vendors are not a party to, or under any agreement to become a party to, any leases with respect to real or immovable property which is used or to be used in the Purchased Business other than the Leases, copies of which have been provided to the Purchaser. Each Lease is in good standing, creates, as concerns the Leased Properties located in the Provinces of Ontario, Alberta and British Columbia a good and valid leasehold estate in the Leased Properties thereby demised, and is in full force and effect without amendment, except as disclosed in this Agreement. With respect to each Lease (i) all rents and additional rents due and payable thereunder have been paid, (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default by the Vendors under any such Lease, and (iv) to the knowledge of the Vendors, all of the covenants to be performed by any other party under the Lease have been fully performed. Each of the Leased Properties is suitable for the purposes for which it is presently being used and the Vendors have adequate rights of ingress and egress into each of the Leased Properties for the operation of the Purchased Business in the Ordinary Course. Schedule 5.1(r) contains a list of all of the Leases setting out, in respect of each Lease, a description of the Leased Properties (by municipal address), the term of the Lease, the rental payments under the Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and any restrictions on assignment, change of control or amalgamation.

(s)
Contracts. Except for the Contracts described in Schedule 5.1(s) (the “Material Contracts”), the Leases, the Employee Plans and the Contracts listed in Schedule 5.1(v), no Vendor is a party to or bound by, in connection with the Purchased Business:

(i)	any distributor, advertising, agency or manufacturer’s representative Contract;

(ii)	any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $15,000 over the life of the Contract;

(iii)	any Contract that expires or may be renewed at the option of any Person other than such Vendor so as to expire more than two years after the date of this Agreement;

(iv)
any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, letters of credit, any interest rate, commodities or other hedging arrangement (other than foreign exchange contracts) entered into in the Ordinary Course or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)	any Contract for capital expenditures in excess of $15,000 in the aggregate;

(vi)
any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of such Vendor to engage in the Purchased Business, compete with any other Person, solicit any Persons for any purpose, or otherwise contractually limit its right to conduct the Purchased Business;

(vii)	any Contract pursuant to which such Vendor is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii)	any Contract with any Person with whom such Vendor does not deal at arm’s length within the meaning of the Tax Act;

(ix)
any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x)	any Contract in respect of the Intellectual Property owned by, licensed to or used by the Vendors; or

(xi)	any Contract made out of the Ordinary Course.

The Vendors have performed all of the obligations required to be performed by them and are entitled to all benefits under the Material Contracts and, to the knowledge of the Vendors, are not alleged to be in default of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Assets) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract other than any requirements to obtain the consent to assignment of the other party. True, correct and complete copies of all Material Contracts have been delivered to the Purchaser. With respect to Contracts to which the Vendors are a party in connection with the Purchased Business that are not Material Contracts, except for certain acts of default or breach which, in the aggregate, are not material, the Vendors are not in violation or breach, in any respect, of any of the terms or conditions of any such Contract, and to the knowledge of the Vendors, except for certain failures to perform which, in the aggregate, are not material, all the covenants to be performed by any other party to such Contracts have been fully performed.

(t)
No Liabilities. The Vendors have no liabilities or obligations of any nature whatsoever, whether known, unknown, due, to become due, direct, indirect, absolute, contingent or otherwise and whether or not required to be accrued on the financial statements of the Vendors and no matter, fact, circumstance or event has occurred in the operation of the Purchased Business which will give rise to any liability or obligation after Closing of any nature whatsoever, except for (i) liabilities and obligations reflected or reserved against in the Financial Statements, including current liabilities to be included in the Closing Working Capital, (ii) normal course liabilities and obligations under the Employee Plans, Leases, Material Contracts, and other Contracts relating to the Purchased Business or (iii) other arm’s length liabilities and obligations relating to the Purchased Business incurred in the Ordinary Course.

(u)	Investment Canada Act and Competition Act.

(i)	The Vendors do not provide any of the services, or engage in any of the activities of a “cultural business” within the meaning of the Investment Canada Act;

(ii)	The value of the Purchased Assets, calculated in accordance with the Investment Canada Act and regulations thereto, is less than $312 million;

(iii)	Each Vendor is controlled by a WTO investor within the meaning of the Investment Canada Act; and

(iv)
For the purposes of Part IX of the Competition Act (Canada) and regulations thereto, each of (A) the total value of the Purchased Assets; and (B) the gross revenues from sales in or from Canada generated from the assets referred to in (A) above is less than $73,000,000.

(v)	Intellectual Property.

(i)
Attached as Schedule 5.1(v) is a list of all registrations and applications for registration of Intellectual Property owned by the Vendors and all material non-registered Intellectual Property licensed to the Vendors and used by the Vendors in carrying on the Purchased Business; and

(ii)
The Vendors own all right, title and interest in and to the Intellectual Property owned by the Vendors, free and clear of all Liens, other than Permitted Liens and the Vendors have the right to use such Intellectual Property in carrying on the Purchased Business.

(w)
Software and Technology. Schedule 5.1(w) contains a complete list of Software owned by, licensed to or used by the Vendors in connection with the Purchased Business, identifying whether such Software is (i) owned by the Vendors, (ii) customised for the Vendors, the object code and source code of which are licensed for use by the Vendors, (iii) customized for the Vendors, only the object code of which is licensed to the Vendors or (iv) off-the-shelf Software. To the knowledge of the Vendors, such Software does not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software, and any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data.

(x)
Inventory. The inventory included in the Purchased Assets is good and usable and is capable of being processed and sold in the Ordinary Course, subject to reasonable allowances for obsolete inventory consistent with the allowances reflected in the Books and Records. To the knowledge of the Vendors, the inventory levels of the Purchased Business are being maintained at levels sufficient for the continuation of the Purchased Business in the Ordinary Course. The inventories of the Purchased Business have been determined and valued in accordance with the policies, practices and procedures set forth on Schedule 5.1(x).

Financial Matters

(y)
Books and Records. All accounting and financial Books and Records of the Vendors relating to the Purchased Business have been properly and accurately kept and completed in all material respects. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be available to the Purchaser in the Ordinary Course.

(z)
Financial Statements. The Financial Statements have been prepared on a basis consistent with those of previous fiscal years and, save and except as disclosed in Schedule 5.1(x) in connection with Steve Madden Canada, each presents fairly, in all material respects:

(i)	the assets, liabilities, (whether accrued, absolute, contingent or otherwise) and the financial position of the Vendors as at the respective dates of the relevant statements,

(ii)	the value of the Inventory, priced at the lower of the cost or market value of the Inventory, and

(iii)	the sales and earnings of the Vendors during the periods covered by the Financial Statements, and save and except that certain of the Financial Statements are interim financial statements, do not necessarily reflect all the adjustments customarily reflected in year end financial statements, are not in accordance with GAAP and do not contain any notes

True, correct and complete copies of the Financial Statements are attached as Schedule 5.1(z).

The fiscal year end, for tax purposes, of Steve Madden Canada is January 31. The fiscal year end, for tax purposes, of Steve Madden Retail is January 31. The fiscal year end, for tax purposes, of Pasa is May 31. The fiscal year end, for tax purposes, of Gelati is July 31.

Particular Matters Relating to the Purchased Business

(aa)	Environmental Matters.

(i)	To the knowledge of the Vendors, there are no contaminants located on, at or under any of the Leased Properties which constitute a violation of Laws.

(ii)
To the knowledge of the Vendors, none of the Leased Properties (i) has ever been used by any Person as a waste disposal site or as a licensed landfill, or (ii) has ever had asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them.

(iii)	There are no reports or documents relating to the environmental matters affecting the Vendors or any of the Leased Properties which are in the possession or under the control of any Vendor.

(bb)	Employees.

(i)
Except as disclosed in Schedule 5.1(bb), the Vendors are each in compliance with all terms and conditions of employment and all Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety and there are no outstanding claims, complaints, investigations or orders under any such Laws and to the knowledge of the Vendors there is no basis for such claim.

(ii)
The Vendors are not engaged in any unfair labour practice and to the knowledge of the Vendors no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against any Vendor.

(iii)
There is no collective agreement in force with respect to the Purchased Business or the Employees nor is there any Contract with any employee association in respect of the Purchased Business or the Employees.

(iv)
No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights or, to the knowledge of the Vendors, threatened to apply to be certified as the bargaining agent of the Employees. To the knowledge of the Vendors, there are no threatened or pending union organizing activities involving any Employees. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Vendors, threatened against any Vendor in respect of the Purchased Business, and no such event has occurred within the last five (5) years.

(v)
No trade union has applied to have any Vendor declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Vendors carry on business.

(vi)
All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Employee Plans have either been paid or are accurately reflected in the Books and Records and will be accurately reflected in the Estimated Working Capital. The Vendors have provided to the Purchaser all written policies relating to expense reimbursement for Employees whether they are reimbursed on an individual or collective basis.

(vii)
Schedule 5.1(bb) contains a correct and complete list of each Employee and independent contractor/consultant of the Vendors employed or retained in connection with the Purchased Business as at December 10, 2011, whether actively at work or not, showing without names or employee numbers their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, status as full-time or part-time employees, location of employment and cumulative length of service with the Purchased Business. Schedule 5.1(bb) contains for each such Employee their annual vacation entitlement in days, their accrued and unused vacation days, any other annual paid time off entitlement in days and their accrued and unused days or such other paid time off as at December 10, 2011. Schedule 5.1(bb) lists any Employee currently on leave, together with the type of leave and their expected date of return to work if known.

(viii)	Schedule 5.1(bb) describes all written Employment Contracts as of the date hereof.

(ix)
No Employee has any verbal or written agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(x)
Except as disclosed in Schedule 5.1(bb), there are no outstanding advances or other loans made by the Vendors to any Employee or former employee of the Purchased Business (for greater certainty, travel advances or advances against commission of less than $5,000 are not considered as a loan for the purposes of this paragraph).

(xi)
Each independent contractor who is disclosed on Schedule 5.1(bb) has been properly classified by the Vendors as an independent contractor and the Vendors have not received any notice from any Governmental Entity disputing such classification.

(xii)	To the knowledge of the Vendors, no Employee is employed pursuant to a work permit issued by Citizenship and Immigration Canada.

(xiii)
To the knowledge of the Vendors, no managerial Employee and no significant group of Employees have any plans to terminate his, her or their employment with the Vendors prior to the Closing Date or with the Purchaser on or after the Closing Date.

(xiv)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Purchased Business and the Vendors have not been reassessed in any material respect under such legislation during the three (3) years prior to the date hereof and, to the knowledge of the Vendors, no audit of the Purchased Business is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims and, to the knowledge of the Vendors, no potential claims which may materially adversely affect any Vendors’ accident cost experience in respect of the Purchased Business.

(xv)
There are no charges pending under occupational health and safety legislation (“OHSA”) in respect of the Purchased Business in any jurisdiction. The Vendors have not received any orders issued under OHSA in respect of the Purchased Business.

(cc)	Employee Plans.

(i)
Schedule 5.1(cc) lists all Employee Plans as of the date hereof. The Vendors have no unwritten Employee Plans. The Vendors have furnished to the Purchaser true, correct and complete copies of all such Employee Plans as amended, together with all related documentation including funding and investment management agreements, the most recent actuarial reports, financial statements, asset statements, material opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other relevant Persons. No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser.

(ii)	The Vendors do not and have never sponsored or participated in a defined benefit pension plan.

(iii)
All Employee Plans have been established, registered, administered, communicated and invested in accordance with all Laws. To the knowledge of the Vendors, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan. To the knowledge of the Vendors, neither the Vendors, nor any of their agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Employee Plan.

(iv)
The Vendors have paid in full all contributions and premiums which are due and payable for the period up to the Closing Date or have made full and adequate disclosure of and provision for such contributions and premiums in the Books and Records.

(v)
To the knowledge of the Vendors, other than routine claims for benefits, no Employee Plan is, as of the date hereof, subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person and, to the knowledge of the Vendors, there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(vi)
No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(vii)	None of the Employee Plans provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees.

(viii)	None of the Employee Plans enjoy any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Employee Plan.

(ix)
All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Laws is, in all material respects, in possession of the Vendors and such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

(dd)
Insurance. The Vendors maintain the insurance policies described in Schedule 5.1(dd). All such policies of insurance coverage are in full force and effect. The Vendors are not in default with respect to any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. To the knowledge of the Vendors, there are no circumstances in respect of which any of the Vendors could make a claim under any such insurance policy. True, correct and complete copies of all such insurance policies have been delivered to the Purchaser.

(ee)
Litigation. There are no (i) actions, suits or proceedings, at law or in equity, by any Person, (ii) grievance, arbitration or alternative dispute resolution process, or (iii) except as disclosed in Schedule 5.1(ee), administrative or other proceeding by or before (or to the knowledge of the Vendors any investigation by) any Governmental Entity, pending, or, to the knowledge of the Vendors, threatened in writing against or affecting the Purchased Business or any of the Purchased Assets and, to the knowledge of the Vendors, there is no valid basis for any such action, complaint, grievance, suit, proceeding, arbitration or investigation. The Vendors are not subject to any judgment, order or decree entered in any lawsuit or proceeding nor have the Vendors settled in the three (3) years preceding the date hereof any claim prior to being prosecuted in respect of it. None of the Vendors are the plaintiff or complainant in any act, suit, proceeding, grievance, arbitration or alternative dispute resolution process arising out of or connected with the Purchased Business.

(ff)
Customers and Suppliers. Schedule 5.1(ff) is a true and correct list setting forth the ten largest customers of the Purchased Business by dollar amount during the twelve (12) month period ended as of January 31, 2011. None of such customers has given written notice to any of the Vendors of its intention to cease to do business with such Vendor. The Parent is the most significant supplier to the Purchased Business.

(gg)
Taxes. Each Vendor has, in accordance with Law, invoiced, collected, withheld, reported and remitted to the appropriate taxing authority (within the time prescribed) all: (i) sales, transfer, use customs, goods and services and other Taxes which are due and payable by such Vendor; (ii) withholding, payroll or employment Taxes, employment insurance, Canada Pension Plan and provincial pension plan contributions and other deductions at source as required by Law; and (iii) all non-resident withholding Taxes as required by Law. The Vendors are each a registrant for the purposes of the tax imposed under Part IX of the Excise Tax Act (Canada).

(hh)
Retail Sales Taxes. All requisite taxes collectable or payable by the Vendors under the Retail Sales Tax Act (Ontario) and such other similar provincial legislation in Alberta, British Columbia and Quebec have been collected or paid by the Vendors, or the Vendors have entered into an arrangement satisfactory to the minister in respect of each provincial legislation, for the payment of such taxes.

(ii)
Privacy. The Vendors are conducting the Purchased Business in compliance with all Laws governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”), other than acts of non-compliance which individually or in the aggregate are not material. Each Vendor has a privacy policy which governs the collection, use and disclosure of personal information and the Vendors are in compliance in all material respects with such policy.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 6.1                        Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Vendors and acknowledges and agrees that the Vendors are relying on such representations and warranties in connection with its sale of the Purchased Assets:

(a)
Due Incorporation and Corporate Power. The Purchaser is a corporation incorporated and existing under the laws of the Province of British Columbia and the Parent is a corporation incorporated and existing under the laws of the State of Delaware, and each has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

(b)
Corporate Authorization. The execution and delivery of and performance by each of the Purchaser and Parent of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part each of them.

(c)	No Conflict. The execution and delivery of and performance by each of the Purchaser and the Parent of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents or by-laws;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts or instruments to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)
Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which the Purchaser or the Parent is a party have been duly executed and delivered by the Purchaser or the Parent, as the case may be, and constitute legal, valid and binding agreements of each, enforceable against each in accordance with their respective terms subject only to any limitation under Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)	Investment Canada Act. The Purchaser is a WTO investor within the meaning of the Investment Canada Act.

(f)	G.S.T. Registration. Purchaser is a registrant within the meaning of Part IX of the Excise Tax Act (Canada), and its registration number is the following:

Federal (HST) 84344 1700 RT0001

(g)
Holding Company. The Purchaser is a wholly-owned subsidiary of the Parent and a newly incorporated company, has never carried on any business, has never had any employees or has ever owned any property other than its corporate records and the funds necessary to complete the transactions which are to be completed at the Closing. The Purchaser has never been a party to any Contract or has ever had any liabilities other than Contracts and liabilities relating to or incidental to the transactions contemplated by this Agreement.

(h)
Required Authorizations. There is no requirement on the part of the Purchaser or Parent to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement.

ARTICLE 7
PRE-CLOSING COVENANTS OF THE PARTIES

Section 7.1                        Conduct of Business Prior to Closing.

(1)	During the Interim Period, the Vendors shall conduct the Purchased Business in the Ordinary Course.

(2)	Without limiting the generality of Section 7.1(1) each Vendor shall:

(a)
use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of the senior management Employees and maintain existing relations with the suppliers, customers, landlords, creditors, distributors and all other Persons having material business relationships with the Vendors in connection with the Purchased Business. The Vendors shall first consult with the Purchaser prior to terminating any senior management Employee prior to Closing;

(b)	subject to Laws, confer with the Purchaser concerning operational matters of a material nature relating to the Purchased Business;

(c)
use its commercially reasonable efforts to retain possession and control of the Purchased Assets and preserve the confidentiality of any confidential or proprietary information of the Purchased Business; and

(d)	otherwise periodically report to the Purchaser concerning the state of the Purchased Business and the Purchased Assets as reasonably requested by the Purchaser.

(3)	Without limiting the generality of Section 7.1 but subject to Laws, the Vendors shall not:

(a)
sell, transfer or otherwise dispose of any of the Purchased Assets except for (i) Purchased Assets which are obsolete or no longer required for the Purchased Business and which individually or in the aggregate do not exceed $15,000, or (ii) inventory sold in the Ordinary Course;

(b)	make any capital expenditure or commitment to do so in respect of the Purchased Business which individually or in the aggregate exceeds $15,000;

(c)	discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) relating to the Purchased Business except in the Ordinary Course;

(d)
increase its indebtedness for borrowed money, except in the Ordinary Course, or make any loan or advance or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any Person in connection with the Purchased Business;

(e)	make any bonus or profit sharing distribution or similar payment of any kind to any Person in connection with the Purchased Business, except pursuant to existing contracts;

(f)	remove the external accountant or any director or terminate any officer or other senior employee;

(g)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Employees except in the Ordinary Course;

(h)	increase the benefits to which Employees are entitled under any Employee Plan except in the Ordinary Course, or create any new Employee Plan;

(i)	cancel or waive any material claims or rights in connection with the Purchased Business, except in the Ordinary Course;

(j)	compromise or settle any litigation, proceeding or governmental investigation relating to the Purchased Assets or the Purchased Business;

(k)	cancel or reduce any of its insurance coverage;

(l)	amend its Tax Payment Date; or

(m)	authorize, agree or otherwise commit, whether or not in writing, to do any of the foregoing.

Section 7.2                         Access for Due Diligence.

(1)
Subject to Law, during the Interim Period, the Vendors shall (i) upon reasonable notice, permit the Purchaser and its employees, counsel and accountants to have reasonable access during normal business hours to (A) the premises of the Vendors, (B) the Purchased Assets, including all Books and Records whether retained by the Vendors or otherwise, (C) all Contracts and Leases, and (D) the senior personnel of the Vendors, so long as the access does not unduly interfere with the ordinary conduct of the Purchased Business; and (ii) furnish to the Purchaser or its employees, counsel and accountants such financial and operating data and other information (including tax records) with respect to the Purchased Assets and the Purchased Business as the Purchaser from time to time reasonably requests.

(2)
No investigations made by or on behalf of the Purchaser or Parent, whether under Section 7.2 or any other provision of this Agreement or any Ancillary Agreement, will have the effect of waiving, diminishing the scope of, or otherwise affecting, any representation or warranty made in this Agreement or any Ancillary Agreement.

Section 7.3                        Actions to Satisfy Closing Conditions.

(1)
The Vendors agree to take all such actions as are within their power to control and shall use their commercially reasonable efforts to cause other actions to be taken which are not within their power to control in connection with all of the conditions set forth in Section 8.1.

(2)
The Purchaser will use its commercially reasonable efforts to become qualified, licensed or registered to carry on business in the provinces of Ontario, Alberta, British Columbia and Quebec prior to Closing. The Purchaser and the Parent agrees to take all such actions as are within their power to control and shall use their commercially reasonable efforts to cause other actions to be taken which are not within its power to control in connection with all of the conditions set forth in Section 8.2.

Section 7.4                        Request for Consents.

(1)
The Vendors shall use their commercially reasonable efforts to obtain, prior to Closing, all consents, approvals and waivers, and provide all notices, that are required by the terms of the Leases and the Purchased Contracts to which the Vendors are a party in connection with the Purchased Business in order to assign any Lease or Purchased Contract or to complete any of the other transactions contemplated by this Agreement, being the consents, approvals, notices and waivers described in Schedule 5.1(g).

(2)
The consents, approvals and waivers in (1) will be upon such terms as are acceptable to the Purchaser, acting reasonably. Each of the Purchaser and the Parent will co-operate with the Vendors in obtaining such consents, approvals and waivers.

Section 7.5                        Filings and Authorizations.

(1)
Each of the Parties, as promptly as practicable after the execution of this Agreement, shall (i) make, or cause to be made, all filings and submissions under all Laws that are required for it to consummate the purchase and sale of the Purchased Assets in accordance with the terms of this Agreement, (ii) use its commercially reasonable efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable to be obtained by it in order to consummate such transfer, and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions which are necessary or advisable in order for it to fulfil its obligations under this Agreement.

(2)
The Parties shall coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 7.5 including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (including notices and information which a Party, acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondence received from any Governmental Entity.

Section 7.6                        Notice of Untrue Representation or Warranty.

The Vendors shall promptly notify the Purchaser and the Parent upon any representation or warranty made by the Vendors or Shareholders contained in this Agreement or any Ancillary Agreement becoming untrue or incorrect during the Interim Period. The Purchaser and the Parent shall promptly notify the Vendors upon any representation or warranty made by either of them becoming untrue or incorrect during the Interim Period. Any such notification must set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendors or Shareholders, or the Purchaser or the Parent, as the case may be, to rectify that state of affairs. For the purposes of this Section 7.6, each representation and warranty shall be deemed to be given at and as of all times during the Interim Period. The Purchaser and the Parent hereby acknowledge that they and their representatives have been permitted to conduct, and have conducted, due diligence investigations of the Vendors.

ARTICLE 8
CONDITIONS OF CLOSING

Section 8.1                        Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Vendors in this Agreement or any Ancillary Agreement that are qualified by a reference to materiality or Material Adverse Change were true and correct as of the date of this Agreement and are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date. The other representations and warranties of the Vendors in this Agreement or any Ancillary Agreement are true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date. Each of the Vendors shall have executed and delivered a certificate of a senior officer to that effect with respect to the representations and warranties in Section 5.1. The receipt of such certificates will not constitute a waiver by the Purchaser of any of the representations and warranties of the Vendors which are contained in this Agreement or in any Ancillary Agreement. Upon the delivery of such certificates, the representations and warranties of the Vendors in Article 5 will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b)
Performance of Covenants. Each of the Vendors and Shareholders shall have fulfilled or complied, in all material respects, with the covenants contained in this Agreement and in every Ancillary Agreement to be fulfilled or complied with by it at or prior to the Closing, and each of the Vendors shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificates will not constitute a waiver of the covenants of the Vendors which are contained in this Agreement and the Ancillary Agreements.

(c)
Consents and Authorizations. All notices and consents listed in items numbered 1 to 5 (inclusive), 6, 11 to 27 (inclusive), 35 and 36 of Schedule 5.1(g) will have been given or obtained on terms acceptable to the Purchaser, acting reasonably, and all such notices and consents will be in force and will not have been modified.

(d)	Deliveries. The Vendors shall deliver or cause to be delivered to the Purchaser the following:

(i)
certified copies of (i) the charter documents and extracts from the by-laws of each of the Vendors relating to the execution of documents, (ii) all resolutions of the shareholders and the board of directors of each of the Vendors and resolutions of the board of directors of each of the corporate Shareholders approving the entering into and completion of the transactions contemplated by this Agreement and the Ancillary Agreements in form and substance satisfactory to the Purchaser, acting reasonably, and (iii) a list of the directors and officers of the Vendors authorized to sign agreements together with their specimen signatures;

(ii)	a recent certificate of status, compliance, good standing or like certificate with respect to the Vendors issued by appropriate government officials of their respective jurisdictions of incorporation;

(iii)	the certificates referred to in Section 8.1(a) and Section 8.1(b) and a revised Schedule 5.1(bb) with information as at the Business Day immediately prior to the Closing Date;

(iv)	a non-competition and confidentiality agreement duly executed by Thomas Alberga and each Vendor in the form of the agreement in Schedule 8.1(d)(iv) (each, a “Non-Competition Agreement”);

(v)
a resignation by Thomas Alberga from his employment with the Vendors, effective as of the Closing Date, and a release by Thomas Alberga of all claims in relation to or arising out of his employment and/or the termination of his employment with the Vendors and the Purchased Business;

(vi)	the Employment Agreement, duly signed by Thomas Alberga;

(vii)	the Escrow Agreement, duly signed by the Vendors;

(viii)	the Earnout Agreement and the Earnout Note, duly signed by the Vendors;

(ix)	the Promissory Note, duly signed by the Vendors;

(x)	the originals of the Books and Records excluding all Tax records and Tax Returns of each Vendor;

(xi)
such deeds, conveyances, assurances, transfers, assignments and any other instruments necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good title, free and clear of all Liens other than Permitted Liens in form and substance satisfactory to the Purchaser, acting reasonably;

(xii)	the Working Capital Negative Adjustment, if applicable; and

(xiii)	the elections referred to in Section 3.8.

(e)	Employees. At least 90% of the Employees, other than part-time and non-managerial Employees, shall have accepted the Purchaser’s offer of employment or continued employment pursuant to Section 13.2.

(f)
Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement are reasonably satisfactory in form and substance to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of the transactions and the taking of all necessary proceedings in connection therewith.

(g)
No Legal Action. No action or proceeding will be pending or threatened in writing by any Person (other than the Purchaser) in Canada, and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement, the Purchased Business or the business of the Purchaser including requiring that any assets be held separate or divested or requiring any form of behavioural or other remedy or otherwise limiting the right of the Purchaser to conduct the Purchased Business after Closing on substantially the same basis as operated by the Vendors on the date hereof.

Section 8.2                        Conditions for the Benefit of the Vendors.

The purchase and sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors in their sole discretion:

(a)
Truth of Representation and Warranties. The representations and warranties of the Purchaser contained in this Agreement or any Ancillary Agreement are true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate will not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement and the Ancillary Agreements. Upon the delivery of such certificate, the representations and warranties of the Purchaser in Article 6 will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b)
Performance of Covenants. Each of the Purchaser and the Parent shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by it at or prior to Closing and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. The receipt of such certificate will not constitute a waiver by the Vendors of the covenants of the Purchaser which are contained in this Agreement and the Ancillary Agreements.

(c)	Deliveries. The Purchaser shall deliver or cause to be delivered to the Vendors (and in respect of item 8.2(c)(i) to the Escrow Agent) the following:

(i)	the payment described in Section 3.3(b);

(ii)	the payment described in Section 3.3(e);

(iii)	the payment described in Section 3.3(f);

(iv)	the Working Capital Positive Adjustment, if applicable;

(v)
certified copies of (i) the charter documents and extracts from the by-laws of the Purchaser and the Parent relating to the execution of documents, (ii) all resolutions of the board of directors of the Purchaser and the Parent approving the entering into and completion of the transactions contemplated by this Agreement and the Ancillary Agreements in form and substance satisfactory to the Vendors, acting reasonably, and (iii) a list of its officers and directors authorized to sign agreements together with their specimen signatures;

(vi)
a recent certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser and the Parent issued by appropriate government official of the jurisdiction of its incorporation;

(vii)	the certificates referred to in Section 8.2(a) and Section 8.2(b);

(viii)	the Employment Agreement, duly signed by the Purchaser;

(ix)	the Escrow Agreement, duly signed by the Purchaser;

(x)	the Earnout Agreement, and the Earnout Note, duly signed by the Purchaser;

(xi)	the Promissory Note, duly signed by the Purchaser;

(xii)	the elections referred to in Section 3.8;

(xiii)	the payment described in Section 3.9; and

(xiv)	confirmation of its being a registrant within the meaning of An Act Respecting the Quebec Sales Tax along with its registration number.

(d)
Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement are reasonably satisfactory in form and substance to the Vendors, acting reasonably, and the Vendors shall have received copies of all the instruments and other evidence as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e)
No Legal Action. No action or proceeding shall be pending or threatened, in writing, by any Person (other than the Vendors) in Canada, and no order or notice will have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, on a temporary or permanent basis any of the transactions contemplated by this Agreement or imposing any temporary or permanent terms or conditions on the transactions contemplated by this Agreement, the Purchased Business or the business of the Purchaser including requiring that any assets be held separate or divested or requiring any form of behavioural or other remedy or otherwise limiting the right of the Purchaser to conduct the Purchased Business after Closing on substantially the same basis as operated by the Vendors on the date hereof.

ARTICLE 9
CLOSING

Section 9.1                        Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the Montreal offices of Lapointe Rosenstein Marchand Melançon, L.L.P., at 10:00 a.m. (Montreal time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Vendors and the Purchaser.

Section 9.2                        Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing and subject to Section 9.3, at the Closing the Vendors shall deliver actual possession of the Purchased Assets and the instruments of conveyance described in Section 8.1 and upon such deliveries the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 3.3. The transfer of possession of the Purchased Assets shall be deemed to take effect at the Effective Time.

Section 9.3                        Non-Assigned Contracts.

In the event that (i) there are any Purchased Contracts, Leases or Authorizations which are not assignable in whole or in part without the consent, approval or waiver of another party or parties to them, (ii) such consents, approvals or waivers have not yet been obtained as of the Closing Date on terms satisfactory to the Purchaser, acting reasonably and (iii) the Purchaser has waived the closing condition relating to such consents, approvals and waivers, then:

(a)	nothing in this Agreement nor any Ancillary Agreement will be construed as an assignment of any such Purchased Contract or Lease (the “Non-Assigned Contracts”) or any such non-assigned Authorization;

(b)	the Parties will take all actions described in Section 12.2; and

(c)
once the consent, approval or waiver to the assignment of a Non-Assigned Contract or such a non-assigned Authorization is obtained, such Non-Assigned Contract or non-assigned Authorization is deemed to be assigned to the Purchaser.

Section 9.4                        Risk of Loss.

If, prior to Closing, all or any material part of the Purchased Assets are destroyed or damaged by fire or any other casualty or are appropriated or expropriated by any Governmental Entity, the Purchaser shall have the option, exercisable by notice in writing given within 4 Business Days of the Purchaser receiving notice in writing from the Vendors of such destruction, damage, expropriation or appropriation:

(a)
To reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair or expropriated or appropriated, by an amount equal to the book value of the assets forming part of the Purchased Assets so damaged, destroyed, expropriated or appropriated and to complete the purchase, provided that all proceeds of insurance and compensation for the expropriation or appropriation are paid to the Vendors immediately upon receipt; or

(b)
To complete the transaction contemplated in this Agreement without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation for expropriation or appropriation will be payable to the Purchaser and all right and claim of the Vendors to any such amounts not paid by the Closing Date will be assigned to the Purchaser; or

(c)
To terminate this Agreement and not complete the purchase, in which case all obligations of the Parties (save and except for their respective obligations under Section 14.3, Section 14.4, Section 14.6 and Section 14.7 which will survive) will terminate immediately upon the Purchaser giving notice as required herein.

ARTICLE 10
TERMINATION

Section 10.1                        Termination Rights.

This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated:

(a)	by mutual consent of the Vendors, the Shareholders, the Parent and the Purchaser;

(b)
by the Purchaser and the Parent if any of the conditions in Section 8.1 have not been satisfied as of the Closing Date, provided, however, that the Purchaser and the Parent shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition was as a result of the breach by the Purchaser or the Parent of any of their respective obligations under this Agreement, and that the Purchaser has not waived such condition at or prior to Closing;

(c)
by the Vendors if any of the conditions in Section 8.2 have not been satisfied as of the Closing Date provided, however, that Vendors and Shareholders shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition was as a result of the breach by the Vendors or the Shareholders of any of their respective obligations under this Agreement, and that the Vendors have not waived such condition at or prior to Closing; or

(d)	in the circumstances and upon the terms set out in Section 9.4.

Section 10.2                        Effect of Termination.

(1)
Each Party’s right of termination under this Article is in addition to any other rights it may have under this Agreement and the exercise of a right of termination will not be an election of remedies. Nothing in this Article limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)	If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except that:

(a)	each Party’s obligations under Section 14.3, Section 14.4, Section 14.6 and Section 14.7 will survive; and

(b)
if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11
INDEMNIFICATION

Section 11.1                        Liability for Representations and Warranties.

(1)
The representations and warranties contained in this Agreement, any Ancillary Agreement and the certificates to be delivered pursuant to Section 8.1(a) and Section 8.2(a) survive the Closing and continue in full force and effect for a period of two (2) years after the Closing Date, except that:

(a)
the representations and warranties set out in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(f), Section 5.1(g), Section 5.1(m), Section 5.1(aa) and Article 6 (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a) and Section 8.2(a)), will survive and continue in full force and effect without limitation of time; and

(b)
the representations and warranties set out in Section 5.1(gg) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a)), will survive and continue in full force and effect until 6 months after the expiration of the period (the “tax assessment period”) during which any tax assessment, as of the Closing, may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend. A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under Law; and

(c)	there is no limitation as to time for claims involving fraud or fraudulent misrepresentation.

(2)
No Party has any obligation or liability with respect to any representation or warranty made by such Party in this Agreement, any Ancillary Agreement or the certificates to be delivered pursuant to Section 8.1(a) and Section 8.2(a) after the end of the applicable time period specified in Section 11.1(1) except for claims relating to the representations and warranties that the Party has been notified of in writing in accordance with the provisions hereof prior to the end of the applicable time period.

Section 11.2                        No Effect of Investigations.

The right to indemnification or other remedy of any Party based on the representations, warranties, covenants and obligations contained in this Agreement, any Ancillary Agreement and the certificates to be delivered pursuant to Section 8.1(a) and Section 8.2(a), exists notwithstanding the Closing and notwithstanding any investigation or knowledge acquired prior to the Closing.

Section 11.3                        Indemnification in Favour of the Purchaser.

(1)
Subject to the provisions of this Agreement, each Vendor shall jointly and severally indemnify and save the Purchaser and its shareholders, directors, officers and employees harmless of and from, and shall pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of:

(a)	any breach or inaccuracy of any representation or warranty given by the Vendors in this Agreement, any Ancillary Agreement or the certificate to be delivered pursuant to Section 8.1(a);

(b)	any failure of any Vendor to perform or fulfil any of its covenants or obligations under this Agreement or any Ancillary Agreement; and

(c)	any Excluded Liabilities.

Section 11.4                        Indemnification in Favour of the Vendors.

(1)
Subject to the provisions of this Agreement, the Purchaser shall indemnify and save each Vendor and its shareholders, directors, officers and employees harmless of and from, and shall pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of:

(a)	any breach or inaccuracy of any representation or warranty given by the Purchaser in this Agreement, any Ancillary Agreement or the certificate to be delivered pursuant to Section 8.2(a);

(b)	any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement or any Ancillary Agreement; and

(c)	any Assumed Liabilities.

Section 11.5                        Limitations on Indemnification.

(1)
The Vendors have no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in Section 11.3(1)(a) until the total of all Damages with respect to such matters exceeds $180,000. Once the total of all Damages with respect to such matters exceeds $180,000, the Vendors shall be fully liable for all such Damages, both below and above the threshold amount, up to a maximum of $12,000,000.

(2)
Section 11.5(1) will not apply to, and the Vendors shall be liable for all Damages with respect to: (i) any breach or inaccuracy of Section 5.1(hh), Section 5.1(bb)(xv) or any of the Vendors’ representations and warranties of which any of the Vendors or Shareholders had knowledge at any time prior to the date on which such representation and warranty was made; or (ii) any claim involving fraud or fraudulent misrepresentation.

(3)
The Purchaser has no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in Section 11.4(1)(a) until the total of all Damages with respect to such matters exceeds $180,000. Once the total of all Damages with respect to such matters exceeds $180,000, the Purchaser shall be fully liable for all such Damages, both below and above the threshold amount, up to a maximum of $12,000,000.

(4)
Section 11.5(3) will not apply to, and the Purchaser will be liable for all Damages with respect to: (i) any breach or inaccuracy of any of the Purchaser’s representations and warranties of which the Purchaser or the Parent had knowledge at any time prior to the date on which such representation and warranty was made; or (ii) any claim involving fraud or fraudulent misrepresentation.

Section 11.6                        Notification.

(1)	If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifying Party in writing of the Third Party Claim.

(2)	If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnifying Party in writing of the Direct Claim.

(3)
Notice to an Indemnifying Party under this Section of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 11.8 will apply to any Third Party Claim and the provisions of Section 11.7 will apply to any Direct Claim.

(4)
The omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out in Section 11.1 or (and only to the extent that) the omission to notify prejudices the ability of the Indemnifying Party to exercise its right to defend provided in Section 11.8.

Section 11.7                        Direct Claims.

(1)
Following receipt of notice of a Direct Claim, the Indemnifying Party has 60 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Indemnifying Party the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2)
If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Person within the 60 day period specified in Section 11.7(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 30 day period immediately following receipt of a dispute notice by the Indemnified Person, the Indemnifying Party and the Indemnified Person shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Person fail to resolve the dispute within that 30 day time period, the Indemnified Person is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60 day period specified in Section 11.7(1), the Indemnifying Party is deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay in full the amount of the Direct Claim to the Indemnified Person.

Section 11.8                        Procedure for Third Party Claims.

(1)
Subject to the terms of this Section 11.8, upon receiving notice of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the investigation and defence of the Third Party Claim and elect to assume the investigation and defence of the Third Party Claim.

(2)	The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

(a)	it relates to Taxes of the Indemnified Person, nor may the Indemnifying Party participate in the investigation and defence of such a claim;

(b)	the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate;

(c)
the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim;

(d)
the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Person harmless with respect to the Third Party Claim, but without any admission of its liability with respect to such Third-Party Claim; or

(e)	the Third Party Claim seeks relief against the Indemnified Person other than monetary damages.

(3)
In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election within 30 days of Indemnifying Party’s receipt of notice of the Third Party Claim.

(4)	If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a)
the Indemnifying Party shall pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party shall not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(b)
the Indemnifying Party shall reimburse the Indemnified Person for all reasonable costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(c)	the Indemnified Person shall not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Party, unless required by Law;

(d)	legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably; and

(e)
the Indemnifying Party may not compromise and settle or remedy, or cause a compromise and settlement or remedy, of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld or delayed.

(5)
If the Indemnifying Party (i) is not entitled to assume the investigation and defence of a Third Party Claim under Section 11.8(2), (ii) does not elect to assume the investigation and defence of a Third Party Claim or (iii) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such defence, the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim. In the case where the Indemnifying Party fails to diligently pursue the defence of the Third Party Claim, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the defence and the Indemnifying Party fails to do so within 14 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

(6)
If, under Section 11.8(5), the Indemnified Party undertakes the investigation and defence of a Third Party Claim, the Indemnified Party may compromise and settle the Third Party Claim but the Indemnifying Party shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent (which consent may not be unreasonably withheld or delayed).

(7)
The Indemnified Person and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person shall, at its expense, at the request of the Indemnifying Party, acting reasonably, make available to the Indemnifying Party and its representatives, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 11.9                        Subrogation.

Whenever an Indemnifying Party shall make payment in full of any claim pursuant to this Agreement or any Ancillary Agreement to an Indemnified Party with respect to a claim as to which said Indemnified Party would have a claim for recovery against one or more third Persons, the Indemnifying Party shall be subrogated to the extent of such payment to all the rights of the Indemnified Party against said third Person or Persons, and the Indemnified Party shall execute and deliver such writings as may be reasonably requested by the Indemnifying Party to secure such rights including, without limitation, the execution and delivery of writings necessary to enable the Indemnifying Party effectively to bring action to enforce such rights.

Section 11.10                        Insurance.

In the event that any claim contemplated herein is covered by insurance, the right to dispute and contest such claim shall avail first to the insurer. In calculating the amount of any Damages with respect to which any Indemnified Party seeks indemnification hereunder, the amount of such Damages (i) shall be reduced by an amount equal to the actual proceeds received pursuant to insurance policies maintained with respect to such Damages; and (ii) shall be increased by the amount of increase in the premiums (including any retroactive adjustments) payable pursuant to the insurance policies of the Indemnified Party, which become payable as a result of the payment of insurance proceeds for any such Damages. The Indemnified Party shall file a claim with, and use reasonable commercial efforts to obtain indemnification from, its insurers with respect to any Damages with respect to which it seeks indemnification hereunder to the extent that such Damages are covered or can reasonably be expected to be covered by an insurance policy in favour of the Indemnified Party, or by which the Indemnified Party benefits.

Section 11.11                        Recourses.

The indemnification provisions contained herein and the remedies and recourses provided for in the following sentence constitute the sole and exclusive remedies and recourses of each Party with respect to all matters contemplated hereby (excepting fraud). In the event of a violation of any of the provisions hereof or of any of the Ancillary Agreements any party hereto or thereto shall be entitled to seek from any Quebec Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief without having to give security which may result from such proceeding.

Section 11.12                        Duplication.

The amount of all Damages shall be paid in such a manner that there is no duplicate compensation therefor. The payment of any indemnification obligations hereunder in respect of non-recurring Damages shall be included in EBIT (as such term is defined in the Earnout Agreement) for the purposes of the Earnout Agreement (but only to the extent that the Damages would have otherwise been included in EBIT). In addition, the Vendors shall have the option, at any time, to indemnify the Purchaser for non-recurring Damages arising from breaches of representations and warranties hereunder notwithstanding the expiration of the survival period applicable thereto and thereby avoid a reduction in EBIT for the purposes of the Earnout Agreement (but only to the extent that the Damages would have otherwise been included in EBIT).

Section 11.13                        Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of any of the Vendors, it will be deemed to refer to the knowledge of Thomas Alberga and Anna Marquette, who confirm that each has made due and diligent inquiry of such Persons (including appropriate officers of the Vendors) as each considers necessary as to the matters that are the subject of the representations and warranties.

Section 11.14                         Materiality.

Whenever any provision of this Agreement relating to any of the Vendors is qualified by reference to materiality, it shall be deemed to refer to materiality of the Purchased Business taken as a whole.

Section 11.15                        Effect of Waiver of a Condition.

No Party shall be entitled to indemnification following the Closing in connection with any Damages which relate to a condition under this Agreement that has been waived.

ARTICLE 12
POST-CLOSING COVENANTS

Section 12.1                        Access to Books and Records.

For a period of six (6) years from the Closing Date (unless the term of the Earnout Agreement is extended by an event of Force Majeure (as defined in the Earnout Agreement), in which case such six (6) year period will be likewise extended) the Purchaser shall retain all original accounting Books and Records relating to the Purchased Business that are transferred to the Purchaser under this Agreement. So long as such Books and Records are retained by the Purchaser pursuant to this Agreement, the Vendors shall have the reasonable right to inspect and make copies (at their own expense) of them upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser. The Purchaser shall have the right to have its representatives present during any such inspection.

Section 12.2                        Benefit of Contracts.

(1)	Following Closing, until any Non-Assigned Contracts or non-assigned Authorizations are transferred or assigned to the Purchaser, each of the Vendors will:

(a)
use its commercially reasonable efforts to obtain the consents, approvals and waivers described in Schedule 5.1(g), which were not obtained prior to Closing and will take all commercially reasonable actions necessary or desirable to preserve the full benefit of the Non-Assigned Contracts or non-assigned Authorizations for Purchaser, or the re-issuance in the name, and for the benefit of, Purchaser or its designee, of any non-assigned Authorizations to replace non-transferable Authorizations on substantially the same terms.

(b)
to the extent permitted by Law, carry out and comply with the terms and provisions of any Non-Assigned Contract or non-assigned Authorization as trustee or agent for Purchaser at Purchaser’s expense and for Purchaser’s exclusive benefit.

(c)
at the request, expense and direction of the Purchaser and in the name of the Vendors or otherwise as the Purchaser may specify, take all action and do or cause to be done all things that are, in the opinion of the Purchaser, acting reasonably, necessary or proper in order that the obligations of the Vendors may be performed in such a manner that the value of the Non-assigned Contracts and non-assigned Authorizations are preserved and enure to the benefit of the Purchaser, and that the collection of moneys due and payable to the Purchaser in and under the Non-assigned Contracts are received by the Purchaser; and

(d)	the Vendors will promptly pay over to the Purchaser all moneys collected by or paid to any Vendor in respect of every Purchased Contract, Lease and Non-assigned Contract.

(2)
After the Closing and until such Non-Assigned Contracts or non-assigned Authorizations are transferred to Purchaser, expire or are terminated by the other contracting party, Purchaser shall (i) pay the corresponding obligations for periods on and after the Closing Date associated with such Non-Assigned Contracts or non-assigned Authorizations as set forth in the Non-Assigned Contract or non-assigned Authorization; (ii) to the extent the Vendors have paid for any obligation referred to above in subsection (i), reimburse the Vendors forthwith; and (iii) cooperate in the transfer of such Non-Assigned Contracts or non-assigned Authorizations or the re-issuance, in the name, and for the benefit of, the Purchaser of the non-assigned Authorizations and the obtaining of such necessary consents, approvals and waivers, including taking such actions and providing such information, assurances and indemnities as may be reasonably requested or as otherwise may be provided by the applicable Non-Assigned Contract or non-assigned Authorization.

(3)	Following Closing, the Purchaser and the Parent will co-operate in the Vendors’ efforts to obtain such consents, approvals and waivers described in Schedule 5.1(g).

Section 12.3                        Confidentiality.

After the Closing, the Vendors will keep confidential all confidential information in their possession or under their control relating to the Purchased Business and the Purchased Assets, unless such confidential information (i) is or becomes generally available to the public other than as a result of a disclosure by the Vendors in violation of this Agreement, (ii) is approved in writing by the Purchaser for disclosure by the Vendors; or (iii) is lawfully received by the Vendors from a person who is lawfully in possession of such confidential information and such person was not restricted from disclosing same to the Vendors.

Section 12.4                        Further Assurances.

From time to time after the Closing Date, each Party shall at the request of any other Party execute and deliver such additional writings as may be reasonably required to effectively transfer the Purchased Assets to the Purchaser, confirm the assumption of the Assumed Liabilities by the Purchaser and carry out the intent of this Agreement and any Ancillary Agreement.

Section 12.5                        Name Change.

Immediately following the Closing, Steve Madden Canada and Steve Madden Retail will each change their name to one that does not use, alone or in combination with any other words, the words “Steve Madden” or similar words.

ARTICLE 13
EMPLOYEES

Section 13.1                        Services of Thomas Alberga.

Prior to the Closing Date, Thomas Alberga shall have entered into an employment agreement with the Purchaser whereby Thomas Alberga shall perform his duties and responsibilities as an employee for the Purchaser, in the form attached in Schedule 8.1(d)(vi) (the “Employment Agreement”). For the sake of clarity, Section 13.2 and Section 13.4 shall not apply to Thomas Alberga.

Section 13.2                        Employees

(1)
Prior to the Closing Date, the Purchaser shall deliver a letter to each Quebec Employee of the Purchased Business confirming that, in accordance with Laws, the terms and conditions of employment of such Employee of the Purchased Business will be continued, effective the Effective Time, on terms substantially equivalent to those existing immediately prior to the Effective Time.

(2)
Prior to the Closing Date, the Purchaser shall offer employment, effective as of the Effective Time, to each Employee of the Purchased Business who is not a Quebec Employee on terms substantially equivalent to those existing immediately prior to the Effective time.

(3)
Nothing in this Agreement shall be construed as a commitment or obligation of the Purchaser to continue the employment of the Employees for any period of time after the Closing. Nothing contained in this Agreement shall preclude the Purchaser from revising conditions of employment after the Closing.

(4)	Employees who accept the Purchaser offer of employment and the Quebec Employees shall be referred to as the “Transferred Employees”.

Section 13.3                        Employee Plans

(1)
Prior to the Closing Date, the Vendors and the Purchaser shall take all necessary and appropriate action to cause the Purchaser to assume, effective as of the Closing Date, each of the Employee Plans set forth in Schedule 5.1(cc) that provide benefits to the Transferred Employees and all liabilities of or related to such Employee Plans (the “Purchased Business Employee Plans”) arising from or related to employment or services of the Transferred Employees in the Purchased Business as of the Effective Time.

(2)
Nothing contained in this Agreement shall prohibit the Purchaser from changing or eliminating the Purchased Business Employee Plans after the Closing, however the Purchaser covenants that it will not terminate or materially alter the Purchased Business Employee Plans for a period of one year following Closing unless the Purchaser implements employee plans in respect of the Transferred Employees which, in the opinion of the Purchaser acting reasonably, are substantially equivalent in the aggregate or offer superior benefits to the Transferred Employees.

Section 13.4                        Termination of Certain Employees

The Vendors shall terminate all Terminated Employees prior to the Effective Time. Unless otherwise agreed to in writing by the Purchaser, the severance offer made by the Vendors to the Terminated Employees shall be the minimum severance payments required by Law or contract with each Terminated Employee, as applicable. The Purchaser shall, at Closing, pay to the Vendors the Severance Costs, as applicable, and shall indemnify and save harmless the Vendors from and against any and all claims, losses and costs whatsoever in connection with each Terminated Employee that does not accept the severance offer made to him or her in accordance with the foregoing or that accepts the severance offer made to him or her in accordance with the foregoing and subsequently alleges that the severance offer is not binding upon him or her where the severance offers made to the Terminated Employees are made in accordance with this Section 13.4.

ARTICLE 14
MISCELLANEOUS

Section 14.1                        Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement or any Ancillary Agreement (each a “Notice”) must be in writing, sent by personal delivery or courier (but not by electronic mail) and addressed:

(a)	to the Vendor Representative, on behalf of any Vendor, or Shareholder at:

Attention: Mr. Thomas Alberga (Personal and Confidential) 2328 Cohen Street Saint-Laurent, Quebec H4R 2N8 Telephone: 514-299-3899 Facsimile: 514-337-8399 with a copy to:

Lapointe Rosenstein Marchand Melançon LLP 1250 René-Lévesque Blvd. West Suite 1400 Montreal, Quebec H3B 5E9

Attention: Norman A. Rishikof Telephone: 514-925-6333 Facsimile: 514-925-5033

(b)	to the Purchaser or Parent at: Steven Madden, Ltd. 52-16 Barnett Avenue Long Island NY 11104

Attention: Edward Rosenfeld Telephone: 718-308-2263 Facsimile: 718-446-5599

with a copy to: Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9

Attention: David Weinberger Telephone: 416-869-5515 Facsimile: 416-947-0866

A Notice is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 14.2                        Time of the Essence.

Time is of the essence in this Agreement.

Section 14.3                        Brokers.

The Vendors shall jointly and severally indemnify and save harmless the Purchaser and the Parent from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendors or Shareholders. The Purchaser shall indemnify and save harmless the Vendors and the Shareholders from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser or the Parent.

Section 14.4                        Announcements.

No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made prior to Closing except with the prior written consent and approval of the Purchaser and the Vendors, or if required by Law or a Governmental Entity. Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure.

Section 14.5                        Third Party Beneficiaries.

Except as otherwise provided in Section 11.2 and Section 11.4, the Vendors and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Indemnified Persons, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Despite the foregoing, the Vendors acknowledge to each of the Purchaser’s Indemnified Persons their direct rights against them under Section 11.2 of this Agreement and the Purchaser acknowledges to each of the Vendors’ Indemnified Persons their direct rights against it under Section 11.4 of this Agreement. To the extent required by Law to give full effect to these direct rights, the Vendors and the Purchaser agree and acknowledge that they are acting as agent, mandatary, and/or as trustee of their respective Indemnified Persons. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 14.6                        Joint and Several Liability of the Shareholders.

The Shareholders are each solidarily liable with the Vendors, as principal obligor and not as a surety, with respect to all of the representations, warranties, covenants, indemnities, obligations and agreements of the Vendors contained in this Agreement and in each Ancillary Agreement.

Section 14.7                        Joint and Several Liability of Parent.

The Parent is solidarily liable with the Purchaser, as principal obligor and not as a surety, with respect to all of the representations, warranties, covenants, indemnities, obligations and agreements of the Purchaser contained in this Agreement and in each Ancillary Agreement.

Section 14.8                        Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by them. The costs and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 14.9                        Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendors, the Shareholders, the Parent and the Purchaser.

Section 14.10                        Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 14.11                        Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on and will survive the Closing. Notwithstanding the Closing and any investigation made by or on behalf of any Party, the covenants, representations and warranties will continue in full force and effect. Subject to the terms hereof, Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 14.12                        Entire Agreement.

This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes and replaces all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, legal or conventional, express or implied, collateral, statutory or otherwise, including implied warranties or conditions of merchantability or fitness for a particular purpose, between the Parties in connection with the subject matter of this Agreement or concerning any of the Purchased Assets, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement will govern except as concerns the Earnout Agreement.

Section 14.13                        Successors and Assigns.

(1)
This Agreement becomes effective only when executed by each Vendor and Shareholder, the Parent and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Vendors, the Shareholders, the Parent, the Purchaser and their respective heirs, administrators, executors, legal personal representatives successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

Section 14.14                        Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 14.15                        Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Quebec courts situated in the City of Montreal and waives objection to the venue of any proceeding in such courts or that such courts provides an inconvenient forum.

Section 14.16                        Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Asset Purchase Agreement on January 20, 2012.

STEVE MADDEN CANADA INC.

By:	/s/Thomas Alberga
Authorized Signing Officer

STEVE MADDEN RETAIL CANADA INC.

By:	/s/Thomas Alberga
Authorized Signing Officer

PASA AGENCY INC.

By:	/s/Thomas Alberga
Authorized Signing Officer

GELATI IMPORTS INC.

By:	/s/Thomas Alberga
Authorized Signing Officer

/s/Anna Marquette	/s/ THOMAS ALBERGA
Witness	THOMAS ALBERGA

6798039 CANADA INC.

By:	/s/ Thomas Alberga
Authorized Signing Officer

6798012 CANADA INC.

By:	/s/ Thomas Alberga
Authorized Signing Officer

3574563 CANADA INC.

By:	/s/ Thomas Alberga
Authorized Signing Officer

SML CANADA ACQUISITION CORP.

By:	/s/ Edward R. Rosenfeld
Authorized Signing Officer

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Authorized Signing Officer

(#1250181-v24)

SCHEDULE 3.3(c)

FORM OF EARNOUT AGREEMENT; FORM OF EARNOUT NOTE

EARNOUT AGREEMENT

This earnout agreement (the “Agreement”) is made as of the ___ day of _________, 2012, by and among Steve Madden Canada Inc. (“Steve Madden Canada”), Steve Madden Retail Canada Inc. (“Steve Madden Retail”), Pasa Agency Inc. (“Pasa”), Gelati Imports Inc. (“Gelati” and collectively with Steve Madden Canada, Steve Madden Retail and Pasa, the “Vendors” and each, a “Vendor”), Thomas Alberga (“Thomas”), Steven Madden, Ltd. (“Steven Madden USA”) and SML Canada Acquisition Corp. (the “Purchaser”).

W I T N E S S E T H:

WHEREAS pursuant to the asset purchase agreement (the “Asset Purchase Agreement”) dated as of January 20, 2012, by and among the Vendors, Steven Madden USA, the Purchaser and 6798039 Canada Inc., 6798012 Canada Inc., 3574563 Canada Inc., and Thomas, the Purchaser has agreed to acquire the Purchased Assets from the Vendors and assume and discharge the Assumed Liabilities;

WHEREAS pursuant to Section 3.3(c) of the Asset Purchase Agreement, a portion of the Purchase Price, being the sum of $38,000,000, is to be paid to the Vendors pursuant to the provisions of this Agreement and the Earnout Note, such amount payable to be reduced to the extent certain EBIT targets are not achieved by the Operations over the Performance Periods, all as set forth herein; and

NOW THEREFORE in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Definitions. For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement. The following terms shall have the following meanings:

(a)	“Accountants’ Report” has the meaning given to it in Section 2(d).

(b)	“Accountants” means Besner Galley Kreisman L.L.P.

(c)
“Affiliates” with respect to any Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of any Person who is an individual, such Person’s Affiliates shall include such Person’s spouse, siblings, parents, children, grandchildren and trusts for the benefit of any of the foregoing.

(d)	“Annual Earnout Amount” means the sum of $7,600,000.

(e)	“Applicable Annual Earnout Amount Payment Date” has the meaning given to it in Section 4.

(f)	“Board of Directors” has the meaning given to it in Section 6(a).

(g)	“Cause” has the meaning given to it in the Employment Agreement.

(h)	“Earnings Schedule” has the meaning given to it in Section 2(a).

(i)
“EBIT” means net income of the Operations before interest, taxes and penalties relating to taxes. In computing EBIT (i) the Operations may be charged for the following direct services as provided to the Operations by Steven Madden USA or any of its Affiliates: finance, information technology, human resources and logistics (it being agreed that the Operations will only be charged if (A) performance of one of these services is transferred to Steven Madden USA, provided that amounts charged in respect thereof shall never exceed the amounts that the Operations would have paid for such services, as reasonably calculated, taking into account (where applicable) calculations based upon percentages of sales, or (B) Steven Madden USA incurs incremental expense related to the Purchased Business, to the extent that such incremental expense is incurred by Steven Madden USA as a consequence of, and relates exclusively to, the Purchased Business,) but will not be charged any allocation of the corporate overhead expenses or other indirect expense of Steven Madden USA or any of its Affiliates unless the parties agree that any such other services will be provided; (ii) no expense shall be included in respect of any amortization of intangibles or expenses associated with the Purchaser’s acquisition of the Purchased Business or Purchased Assets; (iii) no income or expense shall be included in respect of any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets), provided that in no case shall the write-off of bad debts be deemed an extraordinary loss; (iv) no expense shall be included in respect of any premiums paid to acquire, or maintain in effect, key man life insurance in respect of Thomas; (v) no income or expense shall be included in respect of any gains or losses as a result of changes in the balance of the liability recorded in relation to payments pursuant to Section 4 under SFAS 141(R) - Business Combinations as of subsequent reporting periods; (vi) no expense shall be included in respect of any Damages, to the extent and only to the extent, that payment of such Damages has been honoured; (vii) any amounts recovered or recoverable by the Purchaser from insurance shall be included, to the extent, and only to the extent, the Damages attributable to such insurance arise during the Term; (viii) no expense shall be included in respect of any transition expenses of the Purchased Business resulting from the consummation of the transactions contemplated by the Asset Purchase Agreement; (ix) no expense shall be included in respect of any Severance Costs; (x) no expense shall be included in respect of any fees or expenses in connection with the preparation of any Financial Statements, Earnings Schedule, Statements or calculations of EBIT provided under Section 5(ii) or any dispute hereunder, or the determination of Working Capital under the Asset Purchase Agreement or in respect of any change in the Purchaser’s accounting methods as compared to the accounting methods of the Purchased Business, it being agreed, however, that there shall be no reduction in the depreciation periods or methods utilized by the Purchaser as compared to the depreciation periods and methods currently utilized by the Purchased Business; (xi) in the event that the employment of Thomas with the Purchaser is terminated by the Purchaser without Cause or by Thomas with Good Reason and the Purchaser employs another executive or executives to replace Thomas, then any excess of the compensation and benefits of the executive(s) employed to replace Thomas over the amounts that would have been payable to Thomas pursuant to the Employment Agreement had Thomas remained employed by the Purchaser shall be disregarded for purposes of the calculation of EBIT regardless of the actual amount of such compensation and benefits; (xii) in the event the employment of Thomas with the Purchaser is terminated without Cause or for Good Reason (each, an “Event”) then, notwithstanding anything contained herein, (A) the EBIT in respect of each Performance Period ending after the date of the Event shall be deemed to equal (i) the EBIT in respect of the four (4) calendar quarters ending immediately prior to the date of the Event or (ii) the EBIT in respect of such Performance Period, whichever is the greater, and (B) Goal 1 in respect of each Performance Period ending after the date of the Event shall mean EBIT of $5,000,000 (and not $8,000,000) earned during such Performance Period; and (xiii) the Operations will be charged for goods and services provided by Steven Madden USA on the same basis as prior to the Purchaser’s acquisition of the Purchased Assets, including, but not limited to the following:

(i)
If merchandise is sourced by the Purchaser through Steven Madden USA on a “first cost” basis, the Operations will be charged a design fee equal to 13% of “first cost” purchases, commissions equal to 10% of FOB (“first cost” plus design fee) purchases, and duty based on the FOB (“first cost” plus design fee) price;

(ii)	If merchandise is sourced by the Purchaser through Steven Madden USA on a “landed” basis, the Operations will be charged the landed cost in Steven Madden USA’s system (including design fee of 16%);

(iii)	If merchandise is sourced by the Purchaser through third parties not affiliated with Steven Madden USA on a “first cost” basis, the Operations will be charged 10% of “first cost” purchases;

(iv)	If merchandise is sourced by the Purchaser through third parties not affiliated with Steven Madden USA on a “landed” basis, the Operations will be charged 10% of landed cost purchases;

(v)	The Operations will be charged US$1.50 per pair on all footwear sold in all retail stores and any websites.

The calculations of “first cost” and “landed cost” shall be made in the same manner that such calculations were made in connection with the Purchased Business.

(j)	“Financial Statements” means for any Performance Period, unaudited financial statements for the Operations for such Performance Period, which shall be prepared in accordance with GAAP.

(k)
“Force Majeure” means acts of God, riots, revolution, terrorism, acts of war, epidemics, earthquakes, natural disasters, governmental action or judicial order in respect of any of the foregoing or any other similar causes, any of which prevent the Purchaser from operating the Operations in the same or substantially similar manner as existed immediately prior to the event of force majeure for a minimum period of ten (10) days, but shall exclude any strike, lockout or other labour or industrial disruption or disturbance experienced by the Purchaser or its affiliates, or any action taken or change in law effected by any Governmental Entity in respect thereof provided that such effect does not primarily relate to or disproportionately adversely affect the Operations.

(l)	“GAAP” means Canadian generally accepted accounting principles, as in effect on the date of this Agreement.

(m)	“Goal 1” means, for any applicable Performance Period, EBIT of $8,000,000 earned during such Performance Period.

(n)	“Goal 2” means, for any applicable Performance Period, EBIT of $9,000,000 earned during such Performance Period.

(o)	“Goal 3” means, for any applicable Performance Period, EBIT of $10,000,000 earned during such Performance Period.

(p)	“Goal 4” means the applicable amount as follows:

(i)	if referring to Year 1, EBIT of $11,000,000 earned during Year 1;

(ii)	if referring to Year 2, EBIT of $12,100,000 earned during Year 2;

(iii)	if referring to Year 3, EBIT of $13,310,000 earned during Year 3;

(iv)	if referring to Year 4, EBIT of $14,641,000 earned during Year 4; and

(v)	if referring to Year 5, EBIT of $16,105,100 earned during Year 5.

(q)	“Goal 5” means the applicable amount as follows:

(i)	if referring to Year 1, EBIT of $13,000,000 or greater earned during Year 1;

(ii)	if referring to Year 2, EBIT of $14,100,000 or greater earned during Year 2;

(iii)	if referring to Year 3, EBIT of $15,310,000 or greater earned during Year 3;

(iv)	if referring to Year 4, EBIT of $16,641,000 or greater earned during Year 4; and

(v)	if referring to Year 5, EBIT of $18,105,100 or greater earned during Year 5.

(r)	“Good Reason” has the meaning given to it in the Employment Agreement.

(s)	“Objection Notice” has the meaning given to it in Section 2(b).

(t)
“Operations” means the business, undertaking and goodwill constituting the Purchased Business, determined on a combined basis, as a going concern, (i) substantially as carried on by the Vendors immediately prior to Closing, and (ii) as developed and grown following the date hereof given market conditions and business opportunities as they occur during the Performance Period.

(u)	“Performance Goal” means any of Goal 1, Goal 2, Goal 3, Goal 4 or Goal 5, as the context shall require, and “Performance Goals” means any two or more of such goals.

(v)	“Performance Period” means Year 1, Year 2, Year 3, Year 4 or Year 5, as the context shall require, and “Performance Periods” shall mean any two or more of such periods.

(w)	“Statement” has the meaning given to it in Section 2(a) hereof.

(x)
“Term” means the period beginning on the date of this Agreement and expiring on the day of the final payment made by the Purchaser pursuant to the provisions hereof following Year 5 (even if such payment is equal to $0).

(y)	“Vendor Representative” means Thomas or such person as he or his estate shall designate and that is acceptable to the Purchaser, acting reasonably.

(z)	“Year 1” means the twelve-month period from April 1, 2012 to and including March 31, 2013.

(aa)	“Year 2” means the twelve-month period from April 1, 2013 to and including March 31, 2014.

(bb)	“Year 3” means the twelve-month period from April 1, 2014 to and including March 31, 2015.

(cc)	“Year 4” means the twelve-month period from April 1, 2015 to and including March 31, 2016.

(dd)	“Year 5” means the twelve-month period from April 1, 2016 to and including March 31, 2017.

2.	Determination of Satisfaction of Performance Goals.

(a)
Earnings Schedule. Within ninety (90) days following the end of each Performance Period (or such other date as is mutually agreed to by the Purchaser and the Vendor Representative in writing), the Purchaser shall prepare and deliver to the Vendor Representative (i) Financial Statements for such Performance Period and (ii) a detailed written schedule (with respect to each Performance Period, the “Earnings Schedule”) setting forth (A) the calculation of EBIT prepared in accordance with GAAP for such Performance Period and (B) a statement (i) as to whether Goal 5 for such Performance Period was achieved; (ii) as to whether any of the Performance Goals for such Performance Period other than Goal 5 was achieved, and (iii) if Goal 5 for such Performance Period was not achieved, setting forth a calculation of the applicable adjustment to the Annual Earnout Amount for such Performance Period as calculated pursuant to Section 3 hereof (the “Statement”).

(b)
Objection Notice. Within forty-five (45) days following its receipt of the Financial Statements and Earnings Schedule for such Performance Period (including the calculation of EBIT and the Statement for the Performance Period), the Vendor Representative shall submit in writing to the Purchaser any objections that the Vendor Representative may have with respect to the calculations set forth in the Earnings Schedule or the Financial Statements (“Objection Notice”). The Objection Notice must contain a statement of the basis of each of the Vendor Representative’s objections. The Purchaser shall provide access, upon every reasonable request, to the Vendors and its advisors to all work papers of the Purchaser and its auditors, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Financial Statements and Earnings Schedule, subject to execution and delivery by the Vendors and its advisors of any confidentiality undertaking that the Purchaser or its auditors require, acting reasonably, prior to providing such access. If the Purchaser receives the Objection Notice within such forty five (45) day period, then the disagreement shall be settled in accordance with Sections 2(d) and 2(e) below.

(c)
No Objection Notice. If the Vendor Representative does not submit an Objection Notice to the Purchaser within forty five (45) days following its receipt of the applicable Financial Statements and Earnings Schedule, then the Vendors shall be deemed to have accepted and approved the Financial Statements and Earnings Schedule and they shall be final, conclusive and binding, and not subject to appeal, absent manifest error.

(d)
Accounting Matters Dispute. In the event that the Vendor Representative provides the Purchaser with an Objection Notice in respect of any Financial Statements or Earnings Schedule, the Parties shall work expeditiously and in good faith in an attempt to resolve such objections within twenty (20) days following receipt of the Objection Notice. If the parties are not able to fully resolve such dispute within twenty (20) days, then any outstanding issues shall promptly be submitted by the Purchaser and Vendor Representative to the Accountants for resolution together with all supporting work papers, accounting books and records necessary for the Accountants to resolve such issues. The Vendor Representative shall also be entitled to submit related information and submissions to the Accountants, and make oral arguments. The Purchaser and the Vendor Representative shall each provide the Accountants all information reasonably requested by them in connection with such issues. The resolution of such issues by the Accountants shall be set forth in a written report (“Accountants’ Report”) delivered by the Accountants to the parties hereto within forty five (45) days following the submission of such dispute to the Accountants, or such later date as determined by the Accountants and parties hereto which shall include as appropriate revised Financial Statements and/or the revised Earnings Schedule and which shall, absent manifest error, be final and binding upon the parties hereto. The costs and expenses of the Accountants will be borne equally by the Vendors, on one hand, and the Purchaser, on the other. However, the Vendors and the Purchaser shall each bear their own costs in presenting their respective cases to the Accountants.

(e)
Payment of Amounts Not in Dispute. Notwithstanding anything contained herein, the matters submitted to the Accountants shall be limited to the items in dispute, and the portion of Annual Earnout Amount which is not affected by the outcome of the final determination contemplated by this Section 2 shall be paid within fifteen (15) Business Days following the submission of the items in dispute to the Accountants.

3.	Adjustment to Annual Earnout Amount.

(a)	If EBIT is equal to or greater than Goal 4 but less than Goal 5 for a particular Performance Period, then:

(i)	the Annual Earnout Amount payable pursuant to Section 4 in respect of such Performance Period shall be reduced to an amount equal to the sum of:

(A)	$3,600,000, and

(B)
2 x the amount by which the EBIT during such Performance Period exceeds Goal 4 for such particular Performance Period, to a maximum of $3,999,999.99 (the sum of (A) and (B) referred to as the “Goal 4 Revised Earnout Amount”); and

(ii)	the Purchase Price shall be decreased by an amount equal to the difference between $7,600,000 and the Goal 4 Revised Earnout Amount;

(b)	if EBIT is equal to or greater than Goal 3 but less than Goal 4 for a particular Performance Period, then:

(i)	the Annual Earnout Amount payable pursuant to Section 4 in respect of such Performance Period shall be reduced to $3,600,000; and

(ii)	the Purchase Price shall be decreased by $4,000,000;

(c)	if EBIT is equal to or greater than Goal 2 but less than Goal 3 for a particular Performance Period, then:

(i)	the Annual Earnout Amount payable pursuant to Section 4 in respect of such Performance Period shall be reduced to an amount equal to the product of:

(A)	the EBIT during such Performance Period as calculated in accordance with the provisions hereof, and

(B)	32% (the product of (A) and (B) referred to as the “Goal 2 Revised Earnout Amount”); and

(ii)	the Purchase Price shall be decreased by an amount equal to the difference between $7,600,000 and the Goal 2 Revised Earnout Amount;

(d)	if EBIT is equal to or greater than Goal 1 but less than Goal 2 for a particular Performance Period, then:

(i)	the Annual Earnout Amount payable pursuant to Section 4 in respect of such Performance Period shall be reduced to an amount equal to the product of:

(A)	the EBIT during such Performance Period as calculated in accordance with the provisions hereof, and

(B)	27%(the product of (A) and (B) referred to as the “Goal 1 Revised Earnout Amount”); and

(ii)	the Purchase Price shall be decreased by an amount equal to the difference between $7,600,000 and the Goal 1 Revised Earnout Amount;

(e)	if EBIT is less than Goal 1 for a particular Performance Period, then:

(i)	the Annual Earnout Amount payable pursuant to Section 4 in respect of such Performance Period shall be reduced to $0; and

(ii)	the Purchase Price shall be decreased by $7,600,000; and

(f)	the parties acknowledge that (i) no Annual Earnout Amount shall ever be less than zero, and (ii) each Annual Earnout Amount shall be payable whether or not Thomas is employed by the Purchaser.

4.	Annual Earnout Amount Payments.

Each Annual Earnout Amount payment, as adjusted pursuant to Section 3 of this Agreement, shall be paid and payable by the Purchaser to the Vendor Representative (on behalf of the Vendors) with respect to each Performance Period within fifteen (15) Business Days of the final determination of the Earnings Schedule with respect to each Performance Period (whether by mutual agreement of the Purchaser and the Vendor Representative or pursuant to Section 2(d) of this Agreement), (the “Applicable Annual Earnout Amount Payment Date”). Each applicable Annual Earnout Amount shall be paid in cash and shall be made by wire transfer of immediately available funds to an account or accounts designated by the Vendor Representative in writing at least two Business Days prior to the Applicable Annual Earnout Amount Payment Date.

5.	Covenants of Purchaser and Steven Madden USA.

The Purchaser hereby covenants and agrees that during the Term that (i) it will maintain appropriate accounting books and records necessary to calculate amounts payable hereunder, (ii) within sixty (60) days following the end of each quarter of each Performance Period it will deliver to the Vendor Representative its unaudited financial statements for such quarter and for the year to date for the applicable Performance Period and a calculation of EBIT for each such period prepared in accordance with GAAP and (iii) no additional expense resulting from any material change to the Operations, including without limitation, accounting or other systems, as compared to the operations of the Purchased Business prior to the Closing, shall be included in the calculation of EBIT. Steven Madden USA shall ensure that, during the Term, the Purchaser is the exclusive distributor in Canada of (A) all products and brands of products sold by the Purchased Business at any time prior to the date hereof and (B) all future products and brands of products sold in the future by Steven Madden USA or any of its Affiliates (the “Future Products”), save and except that, as concerns any Future Product, Steven Madden USA may, in its sole discretion, following discussion with Thomas, elect not to designate the Purchaser the exclusive distributor in Canada.

6.	Corporate Governance During Earnout Period.

Thomas and Steven Madden USA agree that during the Term the Purchaser shall be managed in accordance with the following provisions:

(a)
The Board of Directors of the Purchaser (the “Board of Directors”) shall consist of three persons, and Steven Madden USA will vote the Purchaser’s common shares owned by it in favour of the election of two designees of Steven Madden USA and one designee of the Vendor Representative, provided that during his term of employment with the Purchaser, the designee of the Vendor Representative shall be Thomas. Except as specifically provided for in Sections 6(b) and 6(c) hereof, the Board of Directors shall have full authority in connection with the management and operations of the Purchaser.

(b)
The following actions shall not be taken by the Purchaser without the mutual consent of Thomas, on the one hand, and Steven Madden USA or the Board of Directors, on the other hand: (i) entering into any transaction with any Affiliate of the Purchaser or of Steven Madden USA or any officer or director of the Purchaser or Steven Madden USA or their respective Affiliates (including family members), other than compensation arrangements in the ordinary course of the Operations consistent with the past practice of the Purchased Business or as provided in this agreement, (ii) changing its name to a name that does not include the words “Steve Madden”, (iii) voluntarily liquidating or dissolving the Purchaser, (iv) filing of a petition under bankruptcy or other insolvency laws, or admitting in writing that the Purchaser is bankrupt, insolvent or generally unable to pay its debts as they become due, (v) issuing any capital stock or other securities of the Purchaser or granting any option or other right to acquire any capital stock or other securities of the Purchaser, (vi) selling all or substantially all of the shares or assets of the Purchaser to a third party that is not a 100%-owned subsidiary of Steven Madden USA or the Purchaser (other than sales of inventory in the ordinary course of business consistent with the Purchased Business’ past practices) or engaging in a merger, amalgamation or other corporate reorganization transaction, or (vii) ceasing the marketing, sale or distribution of footwear, handbags or accessories. For the avoidance of doubt, it is acknowledged and agreed among the parties hereto that the restrictions set forth in clause (vi) above shall not apply to a sale of all or substantially all of the stock or assets of Steven Madden USA or any Affiliate of Steven Madden USA (other than the Purchaser) or the engagement by Steven Madden USA or any Affiliate of Steven Madden USA (other than the Purchaser) in any merger transaction. Furthermore, neither the Purchaser nor Steven Madden USA shall take, nor permit any of its Affiliates to take, any action or enter into any transaction that is primarily intended to adversely affect any of the amounts payable under this Agreement, provided that such prohibition shall not restrict Steven Madden USA or any of its Affiliates from manufacturing, selling and distributing any products, including handbags, footwear, accessories or apparel, in accordance with the last sentence of Section 5 hereof.

(c)	The Board of Directors shall consult regularly (but in any event at least quarterly) to agree on a business plan in connection with the Operations.

(d)
During the Term, Thomas shall be primarily responsible for the day to day management and operations of the Purchaser and the Operations including, without limitation, with respect to the following matters: (i) the determination of the compensation and benefits payable to the Purchaser’s employees, (ii) the strategic direction, business plan and budget of the Purchaser, (iii) accepting new customers and terminating existing customers, (iv) hiring, promoting or terminating employees of the Purchaser or transferring Purchaser employees from or to Purchaser or one of its Affiliates, (v) designing, selling, marketing or otherwise distributing products to historical and prospective customers of the Purchaser, and (vi) terminating existing suppliers or engaging new suppliers; provided that Thomas shall regularly consult with the Board of Directors in the performance of such duties, and in the event of any disagreement between Thomas and the Board of Directors, all decisions with respect to the foregoing shall be determined by the Board of Directors; provided that each of the Purchaser and Steven Madden USA agrees not to take or omit to take any action that is primarily intended to adversely affect any of the Annual Earnout Amount Payments under this Agreement.

(e)
In the event that the employment of Thomas is terminated by the Purchaser for Cause or by Thomas’ resignation without Good Reason: (i) he may be removed from the Board of Directors and (ii) all decisions regarding the Purchaser shall be at the sole discretion of the Purchaser or its designees and the Purchaser shall thereafter be operated by Steven Madden USA in a manner determined in its sole discretion; provided that each of the Purchaser and Steven Madden USA agrees not to take any action that is primarily intended to adversely affect any of the Annual Earnout Amount Payments under this Agreement.

(f)
Steven Madden USA shall provide, or cause to be provided, the working capital and other financing required for the Purchaser. None of the employees of the Purchaser, or any Shareholder, shall be required to provide any financing to, or on behalf of, the Purchaser or guarantee any obligation, or otherwise be responsible for the financing or obligations, of the Purchaser.

7.	Miscellaneous.

(a)
Financial Records. During the Term, the Purchaser covenants to maintain financial statements, financial ledgers and other Books and Records for the Operations in accordance with United States generally accepted accounting principles.

(b)
Mutual Drafting. This Agreement is the joint product of the parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto on the basis of authorship thereof.

(c)	Force Majeure. If there is a Force Majeure event during the Performance Period, the Performance Period will be extended for the period during which Operations are interrupted.

(d)	Currency. All references in this Agreement to dollars or to $ are expressed in Canadian currency.

(e)
Benefit and Assignment. The rights and obligations of each party under this Agreement may not be assigned without the prior written consent of all other parties. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, personal representatives, heirs, executors and permitted assigns.

(f)
Entire Agreement. This Agreement and the Asset Purchase Agreement contain the entire agreement among the parties hereto and thereto with respect to the subject matter herein. This Agreement may not be amended or supplemented, and no provision hereof may be waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party. In the event of any conflict or inconsistency between the provisions of this Agreement and the Asset Purchase Agreement, the provisions of this Agreement shall govern.

(g)	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be made in accordance with Section 14.1 of the Asset Purchase Agreement.

(h)
Choice of Law. This Agreement shall be effective only upon the consummation of the Closing as indicated in the Asset Purchase Agreement and shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Quebec courts situated in the City of Montreal and waives objection to the venue of any proceeding in such courts or that such courts provides an inconvenient forum.

(i)	Time is of the Essence. Time is of the essence for each and every provision of this Agreement.

(j)
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(k)	Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which taken together shall be deemed one original.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first set forth above.

STEVE MADDEN CANADA INC.

By:
Authorized Signing Officer

STEVE MADDEN RETAIL CANADA INC.

By:
Authorized Signing Officer

PASA AGENCY INC.

By:
Authorized Signing Officer

GELATI IMPORTS INC.

By:
Authorized Signing Officer

SML CANADA ACQUISITION CORP.

By:
Authorized Signing Officer

STEVEN MADDEN, LTD.

By:
Authorized Signing Officer

Witness	Thomas Alberga, as Vendor Representative

(#1251587-v23)

EARNOUT NOTE

Date: ●, 2012	Principal Amount: a maximum of $38,000,000

This Note is entered into pursuant to the terms of the Asset Purchase Agreement dated January 20, 2012 among the Vendors, SML Canada Acquisition Inc. (the “Obligor”), Steven Madden, Ltd., 6798039 Canada Inc., 6798012 Canada Inc., 3574563 Canada Inc. and Thomas Alberga and pursuant to the terms of the Earnout Agreement (the “Earnout Agreement”) entered into in connection therewith made as of the ● day of ●, 2012 among the Vendors, Thomas Alberga, the Obligor and Steven Madden, Ltd.

FOR VALUE RECEIVED AND TO BE RECEIVED, the Obligor PROMISES TO PAY, to or to the order of the Vendor Representative (on behalf of the Vendors), within fifteen (15) Business Days of the Applicable Annual Earnout Amount Payment Date, the Annual Earnout Amount payment then due, as adjusted pursuant to Section 3 of the Earnout Agreement (collectively, the “Principal Amount”), in lawful money of Canada in accordance with the terms hereof. If the Obligor defaults in the payment of any amount due hereunder, such amount shall bear interest (before and after judgment) at the rate of ten percent (10%) per annum.

All undefined capitalized terms used herein shall have the meanings ascribed to them in the Earnout Agreement.

The recording by the Vendors in their respective accounts of any portion of the Principal Amount owing by the Obligor and payments shall, in the absence of manifest mathematical error, be prima facie evidence of the same; provided that the failure of the Vendors to record the same shall not affect the obligation of the Obligor to pay such amounts in accordance herewith.

The Obligor waives presentment for payment and notice of non-payment.

This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF the Obligor, its parent and the Vendors have executed this Note.

STEVEN MADDEN, LTD.		SML CANADA ACQUISITION CORP.

By:		By :
	Authorized Signing Officer		Authorized Signing Officer

STEVE MADDEN CANADA INC.		STEVE MADDEN RETAIL CANADA INC.

By :		By :
	Authorized Signing Officer		Authorized Signing Officer

PASA AGENCY INC.		GELATI IMPORTS INC.

By :		By :
	Authorized Signing Officer		Authorized Signing Officer

Witness	Thomas Alberga, as Vendor Representative

(#1271560-v6)